AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1998
                                                     REGISTRATION NO. 333-56893

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              AMAZON HERB COMPANY
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



              FLORIDA                             2833                      65-0199738
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)




                                               MR. JOHN H. EASTERLING
           1002 JUPITER PARK LANE              1002 JUPITER PARK LANE
            JUPITER, FLORIDA 33458             JUPITER, FLORIDA 33458
               (561) 575-7663                      (561) 575-7663
       (ADDRESS AND TELEPHONE NUMBER    (NAME, ADDRESS AND TELEPHONE NUMBER
      OF PRINCIPAL EXECUTIVE OFFICES)          OF AGENT FOR SERVICE)


                                ---------------
                                  COPIES TO:


                            ROBERT C. HACKNEY, ESQ.
                             HACKNEY & MILLER, P.A.

                           4400 PGA BLVD., SUITE 505
                       PALM BEACH GARDENS, FLORIDA 33410
                                (561) 627-0677

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.




     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OF DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1998

                      UP TO 380,000 SHARES OF COMMON STOCK

                              AMAZON HERB COMPANY
                RAINFOREST BIO-ENERGETICS/registered trademark/
                               ----------------
     The Company is offering up to 380,000 shares of Common Stock of Amazon Herb Company (the "Common Stock"). See "Description of Securities."

     The minimum offering by the Company will be 275,000 shares of Common Stock ($1,512,500) and the maximum offering will be 380,000 shares of Common Stock ($2,090,000). The Common Stock is offered on a "best efforts, all or none" basis with respect to the minimum number of shares of Common Stock offered hereby, and on a "best efforts" basis with respect to sales of shares of Common Stock thereafter up to the maximum number of shares of Common Stock being offered. Pending the payment for not less than 275,000 shares of Common Stock, all proceeds of this offering will be deposited in an escrow account at State Street Bank and Trust Company, N.A. (the "Escrow Agent").

     The Company reserves the right to use selling agents. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the Shares. Persons who wish to purchase Shares in this offering must submit a Share Purchase Agreement, attached hereto as Appendix A, together with the required payment, to the Escrow Agent. The minimum subscription is 25 Shares. See Plan of Distribution. THE COMPANY IS OFFERING INCENTIVES FOR (i) PURCHASE OF AT LEAST 500 SHARES AND (ii) VOLUME DISCOUNTS FOR PURCHASE OF CERTAIN QUANTITIES OF SHARES. SEE "PLAN OF DISTRIBUTION."


     An electronic format of this Prospectus is available on the Company's Internet World Wide Web Site at http:/www.amazonherb.com.

     There has been no public market for any securities of the Company prior to this offering, and there can be no assurance that a public market will develop by reason of this offering. If such a market should develop, there is no assurance that it will be sustained, or that it will develop into a market greater than a limited market. See "Risk Factors."

     The initial public offering price for the Common Stock has been determined solely by the Company, and does not necessarily bear any direct relationship to the Company's assets, operations, book or other established criteria of value. See "Risk Factors" and "Dilution."
                               ----------------
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING PRICE. SEE "RISK FACTORS" AND
"DILUTION." THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                         UNDERWRITING
                           PRICE TO     DISCOUNTS AND    PROCEEDS TO
                           PUBLIC(1)     COMMISSIONS     COMPANY(2)
Per Share .............   $     5.50         $-0-        $     5.50
Total Minimum .........   $1,512,500         $-0-        $1,512,500
Total Maximum .........   $2,090,000         $-0-        $2,090,000

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(1) Common Stock is being offered for sale at $5.50 per share. Payment in full for the shares is due upon subscription. Common Stock purchase funds will initially be held in an interest bearing escrow account at State Street Bank and Trust Company, N.A., 61 Broadway, New York, NY 10006. This offering will terminate on or before a date 90 days from the date of this Prospectus unless the maximum amount of shares of Common Stock offered hereby is sold prior to such date, or unless this offering is otherwise extended in the discretion of the Company for a period not to exceed 90 days. When subscriptions for the minimum amount of shares of Common Stock offered hereby have been received and accepted by the Company, such funds will be released from escrow to the Company, and investors whose subscriptions for shares of Common Stock have been accepted by the Company will be issued Common Stock evidencing the number of shares of Common Stock acquired, and the initial escrow will close. See "Common Stock Purchase Information" and "Plan of Distribution."
(2) Proceeds to the Company are calculated before the deduction of expenses in connection with this offering and payable by the Company, which are estimated to be $180,000 if the minimum number of shares of Common Stock offered hereby are sold, and $195,000 if the maximum number of shares of Common Stock offered hereby are sold, and include filing, legal, accounting, printing and other miscellaneous fees.

Rainforest Bio-Energetics/registered trademark/ is a trademark of the Company.
                               ----------------

     The offering of the Common Stock hereunder will terminate not later than , 1998 (the "Termination Date"), provided that, in the sole discretion of the Company, the offering period may be extended for an additional period not to exceed 90 days. The Company has entered into an escrow agreement with State Street Bank and Trust Company, N.A., to hold any proceeds from this offering in an interest bearing escrow account subject to certain terms and conditions. If subscriptions for all of the Common Stock offered hereby have not been received and accepted by the Company by the Termination Date, no Common Stock will be sold, and all funds held in escrow will be returned promptly to investors along with any interest accrued thereon. See "Plan of Distribution."


                     THE DATE OF THIS PROSPECTUS IS , 1998

                             (INSIDE FRONT COVER)



     (Appearing on the inside front cover of the Prospectus will be color pictures of the products manufactured and distributed by the Company, each as
it appeared on September   , 1998.)

                              PROSPECTUS SUMMARY


     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Common Stock. Except as set forth in the Company's financial statements or as otherwise indicated herein, all information in this Prospectus has been adjusted to reflect the 1-for-2.5 reverse stock split of the Company's Common Stock effected on May 1, 1998.


                       COMMON STOCK PURCHASE INFORMATION



     Subscribers purchasing shares of Common Stock should make checks payable to "State Street Bank and Trust Company, N.A. as Escrow Agent for Amazon Herb Company". Subscribers must complete a Subscription Agreement in the form attached as Appendix A to this Prospectus. For convenience, an actual Subscription Agreement has been included with this Prospectus. Additional copies of the Subscription Agreement may be obtained by writing or calling or faxing the Company at its executive office: 1002 Jupiter Park Lane, Jupiter, Florida, 33458, Attn: Shareholder Relations Coordinator, telephone (561) 575-7663 and facsimile (561) 575-7935. All checks and Subscription Agreements should be forwarded to the Escrow Agent.



                                  THE COMPANY



     Amazon Herb Company, a Florida corporation, was incorporated on June 6, 1990. The Company is authorized to issue two classes of capital stock, which are Common Stock and Preferred Stock. The total authorized Common Stock of the Company is 8,000,000 shares, $.01 par value. The total authorized Preferred Stock of the Company is 2,000,000 shares, $1.00 par value. The Company's principal executive offices are located at 1002 Jupiter Park Lane, Jupiter, Florida, 33458; and its telephone number is (561) 575-7663.



                                 RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. There can be no assurance that the Company will have substantial product sales or revenues or that it will be able to sell its products at a profit. Other risk factors include the Company's reliance on third-party producers and the Company's reliance on independent distributors and wholesalers for product sales. See "Risk Factors."


                                  THE OFFERING



Securities Offered by the Company ................   Minimum: 275,000 shares of Common Stock
                                                     Maximum: 380,000 shares of Common Stock
Price per share: .................................   $5.50
Common Stock Outstanding before Offering .........   2,733,200 Shares
Common Stock Outstanding after
 Minimum Offering ................................   3,008,200 Shares
Common Stock Outstanding after
 Maximum Offering ................................   3,113,200 Shares
Use of Proceeds ..................................   Marketing, new product introductions, and for
                                                     working capital and general corporate purposes.

                         SUMMARY FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The information set forth below has been selected from the Financial Statements of Amazon Herb Company. This information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements, including the notes thereto, included elsewhere in this memorandum. The per share data has been adjusted to reflect the 1 for 2.5 share reverse split of the common stock that became effective on May 1, 1998.




                                                            YEAR ENDED JUNE 30,
                                                           ---------------------
                                                              1997        1998
                                                           ---------   ---------
                                                                   (000)
STATEMENT OF INCOME DATA:
 Net Sales .............................................    $2,378      $2,526
 Gross Profit ..........................................     1,346       1,444
 Income from operations ................................       132         142
 Net income ............................................        92          95
 Net income per Share ..................................      .034        .035
 Weighted average number of Shares outstanding .........     2,733       2,733




                                                              JUNE 30,
                                                          ---------------
                                                           1997     1998
                                                          ------   ------
                                                              (000)
BALANCE SHEET DATA:
 Total assets ..........................................    814     1,105
 Long-term debt ........................................      2         0
 Shareholders' equity ..................................    647       788

                                 RISK FACTORS


     An investment in the Common Stock offered hereby involves a high degree of risk and is not an appropriate investment for persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the Common Stock.


     THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WHICH REPRESENT THE COMPANY'S OBJECTIVES, EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE, FINANCIAL CONDITION, GROWTH STRATEGIES AND MARGINS AND GROWTH IN SALES OF THE COMPANY'S PRODUCTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THIS "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS.


     DEPENDENCE UPON KEY PERSONNEL. The Company's success is heavily dependent upon the continued active participation of its current executive officers, key employees and consultants, particularly John H. Easterling. Loss of the services of one of these executives, employees or consultants could have a material adverse effect upon the development of the Company's business. The Company has no employment agreement with but maintains $3 million "key man" life insurance on Mr. Easterling's life. It does not have employment contracts with or life insurance on any other officers or employees. There can be no assurance that the Company will be able to recruit or retain other qualified personnel should it be necessary to do so. See "Management."



     NETWORK MARKETING INDUSTRY REGULATION RISKS. Regulations regarding network marketing companies are a complexity of overlapping laws which vary from jurisdiction to jurisdiction. Network sales programs are affected by combinations of business opportunity statutes, franchise and securities statutes, anti-pyramid statutes, network distribution statutes, and state lottery statutes, as well as U.S. Post Office lottery and Federal Trade Commission fraud regulations, among others. In addition, in the Company's opinion, some regulatory officials seem to have a negative bias toward the legality of network marketing as a means of merchandising. Many network marketing programs have been targeted for prosecution and litigation under a variety of laws, though enforcement of these statutes and regulations appears selective to the Company. Failure to comply with the laws of any jurisdiction can result in the loss of the Company's ability to operate therein for indefinite periods of time, and could possibly affect its ability to operate in other jurisdictions as well. From its inception, the Company has invested a substantial amount of money to seek the advice of legal counsel in the areas of corporate, network marketing and securities law in order to structure itself in accordance with the multiplicity of laws that govern its operations. Though it can give no assurances, the Company believes it has taken reasonable steps to comply with the various laws that would apply to it in the jurisdictions in which it currently operates. The Company is subject to the risk that in one or more of its markets, its marketing system could be found not to be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on the Company and a particular market or the Company's markets in general. See Business of the Company--Government Regulation.



     COMPETITION. The market for the sale of dietary supplements is highly competitive. There are numerous companies in the industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most of these companies are privately held and the Company is unable to precisely assess the size of its competitors or where it ranks in comparison to such privately held competitors with respect to sales to retailers. No company is believed to control more than 10% of this market. Although Amazon Herb competes with other health and nutritional food companies, the Company believes its primary competition stems from other direct sales companies. The Company competes in the recruitment of independent sales people with other direct sales organizations whose product lines may or may not compete with the Company's products.


     Certain of the Company's competitors are substantially larger than the Company and have greater financial resources than the Company. The principal competitive factors affecting the market for the Company's products include product quality, packaging, brand recognition, price and distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company competes with a variety of domestic and international suppliers of dietary supplement products, many of whom have substantially greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than the Company. Increased competition could result in price reductions, reduced profit margins and loss of market share, all of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business of the Company-- Competition."



     RELIANCE ON THIRD PARTIES FOR MANUFACTURING. The Company currently relies upon third parties to manufacture and package substantially all of its products at facilities in Woodbine, Iowa and Titusville, Florida. The Company's business, results of operations and financial condition would be materially adversely affected if any one of the manufacturers were unable, for any reason, to meet the Company's delivery commitments or if a manufacturer were unable to continue to produce a product being marketed and distributed by the Company. The Company maintains business interruption insurance. There can be no assurance, however, that such insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover any losses that may be incurred from an interruption in the Company's manufacturing and distribution operations. See "Business of the Company-- Manufacturing and Processing."



     FOREIGN SUPPLY. Currently, all of the raw materials used by the Company are grown outside of the United States, in the Amazon Rainforest, primarily in Peru and to a lesser extent in other South American countries. The foreign supply of botanicals is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and changes in governmental policies. Because the raw materials used by the Company are extracted from the rainforest and because Management believes that there is growing international pressure to restrict harvesting of plants and materials in the rainforest for a variety of reasons, it is possible that the governments controlling the rainforest may significantly impede or impose restrictions on the harvesting of raw materials in the future. Because the raw materials used by the Company are extracted from countries which have or are experiencing political instability and/or insurrection, it is possible that guerrilla activity or counter-insurgency activity by these governments may significantly impede the harvesting of raw materials. Any such impediment could have a material adverse impact on the Company. While the Company has not to date experienced any material adverse effects due to such risks, there can be no assurance that such events will not occur in the future with the result of possible increases in costs and delays of, or interferences with, product deliveries resulting in losses of revenues and goodwill. See "Business of the Company--Purchasing of Raw Materials."


     FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION. As part of the Company's ordinary business operations, the Company will be required to purchase raw materials from the suppliers. The Company may be required to accomplish such purchases through the use of foreign currencies. As a result, fluctuations in exchange rates of the United States dollar against foreign currencies could adversely affect the Company's results of operations. The Company may attempt to limit its exposure to the risk of currency fluctuations by purchasing forward exchange contracts which could expose the Company to substantial risk of loss. In such a transaction, the Company would purchase a predetermined amount of foreign currency to ensure that the Company in the future will own a known amount of such currency to pay for goods at a predetermined cost. The Company believes that the use of such transactions will successfully allow the Company to better determine costs involved in its operations, and thus better manage currency fluctuations. There can be no assurance that the Company will in the future successfully manage its exposure to currency fluctuations or that such fluctuations will not have a material adverse effect on the Company.


     DEVELOPMENT OF NEW PRODUCTS; NEED TO MANAGE PRODUCT INTRODUCTIONS. The dietary supplement industry is highly competitive and characterized by changing consumer preferences and continuous introduction of new products. The Company's goal is to expand its portfolio of dietary supplement products through the development of new products serving niche segments of the industry, and introduce such new products on a timely and regular basis to maintain distributor and consumer interest and appeal to varying consumer preferences. The Company believes that its future growth will depend, in part, on its ability to anticipate changes in consumer preferences and acquire, manage, develop and introduce, in a timely manner, new products that adequately address such changes. There can be no assurance that the Company will be successful in acquiring, developing, introducing and marketing new products on a timely and regular basis. If the Company is unable to develop and introduce new products or if the Company's new products are not successful, the Company's sales may be adversely affected as customers seek competitive products. In addition, the introduction or announcement of new products by the Company could result in reduction of sales of the Company's existing products, requiring the Company to manage carefully product introductions in order to minimize disruption in sales of existing products. There can be no assurance that the introduction of new product offerings by the Company will not cause distributors and consumers to reduce purchases or consumption of existing Company products. Such reduction of purchases or consumption could have a material adverse effect on the Company's business, operating results and financial condition.


     ARBITRARY DETERMINATION OF OFFERING PRICE. The offering price of the Common Stock was arbitrarily determined by the Company. Among the factors considered by the Company in establishing the offering price of the Common Stock was the proceeds to be raised by the Company, the percentage of ownership to be held by investors in this offering, the experience of the Company's management, the potential for growth in the industry and the company, and the current market conditions in the securities market. Accordingly, there is no relationship whatsoever between the offering price and the assets, earnings or book value of the Company, or any other recognized criteria of value.


     NO DIVIDENDS ON COMMON STOCK ANTICIPATED. The Company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. Therefore, any potential purchaser of the Common Stock whose decision to invest in the Common Stock is based upon an expectation of dividend payments should refrain from purchasing the shares of Common Stock. See "Dividend Policy."



     RISKS ASSOCIATED WITH COMMON STOCK TRADING BELOW $5.00 PER SHARE. Upon consummation of the minimum amount of the Offering, and compliance with standard conditions, the Common Stock has been approved for listing and is expected to trade on the Chicago Stock Exchange (the "CSE"). Under the current rules of the Chicago Stock Exchange, in order to qualify for continued listing on the CSE, the Company, among other things, must have total assets of at least U.S. $2 million, have demonstrated the ability to produce adequate net earnings, have at least 500 stockholders, maintain at least 250,000 public shares, and meet the CSE's corporate governance standards. If the Company is unable to satisfy the requirements for continued quotation on the CSE, trading in the Common Stock offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the Common Stock offered hereby. In addition, if the Common Stock were to have a market price of less than U.S. $5.00 per share, then the sale of such securities would become subject to certain regulations adopted by the Commission which imposes sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in the Common Stock. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in the security. Accordingly, if the Common Stock is trading for less than U.S. $5.00 per share, the Commission's rules may limit the number of potential purchasers of the securities.


     SHARES AVAILABLE FOR RESALE. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this offering, and assuming that the maximum number of shares offered hereby have been sold, the Company will have 3,113,200 shares of Common Stock outstanding. All of the 2,733,200 shares of Common Stock outstanding prior to this offering are "restricted securities" within the meaning of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, and may not be sold except in compliance with the registration requirements of the Securities Act, or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder. The Company is unable to estimate when or the number of foregoing shares that may be sold by existing stockholders because such sales will depend upon the market price for the Common Stock, the personal circumstances of the seller and other factors. The future sales of Common Stock or the availability of such shares of Common Stock for sale may have an adverse effect on the market price of the Common Stock prevailing from time to time. If such future sales did adversely affect the market price of the Common Stock, the Company's ability to raise additional funds through an equity offering at such time could be adversely affected. See "Principal Stockholders" and "Shares Eligible for Future Sale."


     DEPENDENCE ON TRADEMARKS AND PROPRIETARY RIGHTS; NO ASSURANCE OF ENFORCEABILITY. The Company's success will depend in part on its ability to obtain and preserve its trademarks and to operate without infringing the proprietary rights of third parties. There can be no assurance that any applications related to the Company's trademarks will provide the Company with a competitive advantage or will afford protection against competitors with products similar to those offered by the Company, or that competitors of the Company will not circumvent, or challenge the validity of, the Company's trademarks. In addition, in the event that another party infringes the Company's trademarks, the enforcement of such rights is at the option of the Company and can be a lengthy and costly process, with no guarantee of success. Finally, although to date no claims have been brought against the Company alleging that its trademarks infringe intellectual property rights of others, there can be no assurance that such claims will not be brought against the Company in the future, or that any such claims will not be successful. If such a claim were successful, the Company's business could be materially adversely affected. In addition to any potential monetary liability for damages, the Company could be required to obtain a license in order to continue to provide products under its trademarks or could be enjoined from utilizing its trademarks if such a license were not made available on acceptable terms. If the Company becomes involved in such litigation, it may require significant Company resources, which may materially adversely affect the Company. See "Business of the Company--Trademarks."


     DILUTION. Present stockholders of the Company acquired their shares of Common Stock at an average cost of approximately $0.29 per share, an amount substantially less than the $5.50 per share to be paid by public investors. The Company's net tangible book value as of June 30, 1998, without giving effect to any outstanding warrants or options of the Company, was $788,134 or $0.29 per share and will increase to approximately $2,300,634, or $0.76 per share if the minimum number of shares of Common Stock offered hereby is sold, and $2,878,134, or $0.92 per share, if the maximum number of shares of Common Stock offered hereby is sold. The result will be an immediate and substantial dilution of the net tangible book value of the shares of Common Stock acquired by the public investor of $4.77 (87%) per share if the minimum number of shares of Common Stock offered hereby is sold, and $4.68 (85%) per share if the maximum number of shares of Common Stock offered hereby is sold. Public investors therefore will bear most of the risk of loss, while control of the Company will remain in the hands of the present management and stockholders. See "Dilution."



     ESCROW OF INVESTORS' FUNDS PENDING SALE OF MINIMUM NUMBER OF SHARES OFFERED. Under the terms of this offering, the Company is offering the shares on a "275,000 shares or none, best efforts" basis. If the minimum number of shares is sold, the remaining 105,000 shares will be offered on a "best efforts" basis until all of the shares are sold or the offering period ends, whichever occurs first, unless the offering is terminated earlier by the Company. Therefore, no commitment exists by anyone to purchase all or any part of the shares offered hereby. Consequently, there is no assurance that all of the shares offered hereby will be sold, and subscribers' funds may be escrowed for so long as 90 days (or a period of 180 days if the offering period is extended by the Company) and then returned promptly with interest thereon, in the event all of the shares offered hereby are not sold within the 90 day offering period. Investors, therefore will not have the use of any funds paid for the purchase of the shares during the offering period. In the event the Company is unable to sell all of the shares offered hereby within the offering period, the offering will be withdrawn. In addition, no limit has been placed on affiliate purchases, and consequently management, principal shareholders or their affiliates may purchase shares in order to reach the minimum amount of the offering. See "Plan of Distribution."



     DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Company's Articles of Incorporation and Bylaws require the Company to indemnify and hold harmless its directors and officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs which may be incurred or suffered by such directors and officers as a result of their serving in such capacities with the Company. See "Certain Provisions of Florida Law and of the Company's Articles of Incorporation and Bylaws."



     ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE OF COMMON STOCK. Prior to this offering, there has been no public market for any of the shares of the Company's Common Stock, and there can be no assurance that a trading market will develop, or if developed, that it will be developed into something greater than a limited market. The trading price of the shares of Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions in the industries in which the Company operates. The Company has applied to have its stock listed on the Chicago Stock Exchange ("CSE") and has received preliminary approval for listing contingent upon completion of the offering, among other terms. If the Company is unable to satisfy the requirements for continued quotation on the CSE, trading in the Common Stock offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the Common Stock offered hereby, and the Company believes that this would limit its ability to create and sustain a viable market for its Common Stock.



     DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS. Although the Company intends to apply the net proceeds of this offering in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."


     LACK OF A MAJORITY OF INDEPENDENT DIRECTORS. Upon completion of the offering of the shares, the Company's board of directors will have only two independent directors. As such, upon completion of the offering of the shares, the majority of the Company's directors will be either officers of the Company, persons related to the officers of the Company, or persons who provide consulting or advisory services to the Company in exchange for remuneration. See "Management."

     GOVERNMENT REGULATION. The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.


     The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements which include vitamins, minerals, nutritional supplements and herbs, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.


     DSHEA provides for specific nutritional labeling requirements for dietary supplements effective January 1, 1997, although final regulations have not been published and implementation will be delayed. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.


     The FDA has proposed but not finalized regulations to implement DSHEA, including those relating to nutritional labeling requirements. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Such regulations are likely to require expanded or different labeling for the Company's vitamin and nutritional products and could, among other things, require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including, depending on the product category, warning letters, fines, product recalls and seizures.


     Governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.


     Amazon Herb is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operation of direct sales programs. In addition, many countries currently have laws that would restrict or prohibit direct sales companies, such as Amazon Herb, from conducting business therein.


     In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company. See "Business of the Company--Government Regulations."

     MANAGING GROWTH. The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has substantially increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.


     POTENTIAL EFFECT OF ADVERSE PUBLICITY. The Company's products consist of herbs and other ingredients that the Company regards as safe when taken as suggested by the Company and that various scientific studies have suggested may involve health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of its business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or should scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. Amazon Herb's ability to attract and retain independent distributors could be adversely affected by negative publicity relating to it or to other direct sales organizations.


     RELIANCE ON INDEPENDENT DISTRIBUTORS. Amazon Herb's sales are directly dependent upon the efforts of its independent associates (distributors), and any growth in sales volume will require an increase in the productivity or the number of such distributors. As is typical in the direct sales industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new associates by existing associates in order to maintain the size of the associate network. The Company experiences seasonal decreases in associate sponsoring and product sales due to summer and winter holiday periods. Other factors such as general economic conditions and negative publicity relating to Amazon Herb or other direct sales organizations could also adversely affect the ability of Amazon Herb to maintain or expand its distributor network. The loss of a key associate or group of associates could adversely affect sales of Amazon Herb products and impair Amazon Herb's ability to attract new distributors.


     RISKS ASSOCIATED WITH INTERNATIONAL MARKETS. An element of the Company's future growth strategy is to increase the distribution and sale of the Company's products into international markets. The Company's existing and planned international operations are subject to political and economic uncertainties, including, among other things, inflation, risk of modification of existing arrangements with governmental authorities, transportation, tariffs, export controls, government regulation, currency exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities or confiscation of property. Changes related to these matters could have a material adverse effect on the Company.


     YEAR 2000 COMPLIANCE RISK. The Company uses computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions, including calculation of commissions due to Associates. Computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. The Company is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be in compliance for the year 2000. To the extent that these software applications contain code that is unable to appropriately interpret upcoming calendar year 2000, some level of modification of such source code or applications will be necessary. The Company is currently in the process of evaluating its computer software programs and operating systems to ensure such programs and systems will be able to process transactions in the year 2000. The Company does not believe that the costs to modify its programs or systems will be material to its financial condition or results of operations. However, while the estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, there can be no assurance to this effect. In addition, the Company cannot predict the effect of the year 2000 problem on entities with which the Company transacts business, and there can be no assurance that the effect of the year 2000 problem on such entities will not have a material adverse effect on the Company's business, financial condition or results of operations.


     PRODUCT LIABILITY CLAIMS. As a marketer of vitamin and nutritional supplements and other products that are ingested by consumers or applied to their bodies, the Company may be subjected to various product liability claims, including, among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resultant adverse publicity will not have a material adverse effect on the Company.


     CONCENTRATION OF OWNERSHIP; CERTAIN ANTI-TAKEOVER CONSIDERATIONS. The Company's directors and executive officers and certain of their affiliates beneficially own approximately 83.5% of the outstanding Common Stock. Accordingly, these shareholders will continue to have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and will have the power to control the outcome of any matters submitted to a vote of the Company's shareholders. The Company's Board of Directors has the authority to approve the issuance of 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain provisions of Florida law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving the Company, as well as the removal of management, even if such events would be beneficial to the interests of the Company's shareholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Common Stock (after deducting offering expenses) are estimated to be approximately $1,392,500 if the minimum number of 275,000 shares of Common Stock is sold and $1,950,000 if the maximum number of 380,000 shares of Common Stock is sold. The following table sets forth the estimated application by the Company of the net proceeds to be derived from the sale of Common Stock offered hereby.



                                                       MINIMUM OFFERING     MAXIMUM OFFERING
                                                      ------------------   -----------------
Total Proceeds to Company .........................       $1,512,500           $2,090,000
Less Offering Expenses:
 Legal and Accounting .............................           60,000               60,000
 Printing and Advertising .........................           50,000               70,000
 Filing Fees ......................................            5,721                5,721
 Miscellaneous ....................................            4,279                4,279
Net Proceeds to Company ...........................       $1,392,500           $1,950,000
Intended Use of Net Proceeds:
Distributor Sales Tools(1) ........................       $  250,000           $  350,000
Distributor Promotions and Incentives(2) ..........       $   85,000           $  115,000
New Product Introduction(3) .......................       $   50,000           $   75,000
Advertising(4) ....................................       $  200,000           $  400,000
Facility Expansion(5) .............................       $  150,000           $  200,000
Product Processing and Production(6) ..............       $  250,000           $  350,000
Administrative costs(7) ...........................       $  150,000           $  200,000
Retirement of Debt(8) .............................       $  150,000           $  150,000
General Working Capital(9) ........................       $  107,500           $  110,000



----------------
(1) Represents costs associated with production of new marketing tools including audio and video cassette tapes, newsletters, brochures, catalogs and related items for use by the independent distributors (Associates).

(2) Represents funds required to implement the Company's incentive programs and events for distributors and attendance at trade shows.

(3) Represents funds used for promotion of new products.

(4) Advertising costs include expenses of direct mail, newspaper advertisements, magazine advertisements and radio advertisements.

(5) Costs associated with upgrading computer systems and software, additional shipping and receiving equipment, and furniture and fixtures.

(6) Cost of processing raw materials to finished products.

(7) Salary and expenses related to addition of new staff personnel.

(8) Repayment of the Company's Credit Facility to Citibank.

(9) Represents funds which will support the basic operations of the Company, including but not limited to funds for office rent, utilities, salaries and miscellaneous expenses.



     Pending the expenditure of the proceeds of this offering, the Company may make temporary investments in insured certificates of deposit, insured short-term interest-bearing deposits, United States Government obligations or insured money market certificates.

                                DIVIDEND POLICY


     The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."



                                   DILUTION



     As of June 30, 1998, there were 2,733,200 shares of Common Stock outstanding (as adjusted for the 1 for 2.5 reverse split effective May 1, 1998) having a net tangible book value of $788,134 or approximately $0.29 per share. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this offering, there will be 3,008,200 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $2,300,634 or approximately $0.76 per share if the minimum number of Shares is sold; and 3,113,200 shares of the Company's Common Stock outstanding having a net tangible book value of approximately $2,878,134 or approximately $0.92 per share if the maximum number of Shares is sold. The net tangible book value of each share will have increased by approximately $0.47 per share to present stockholders, and decreased by approximately $4.74 per share (a dilution of 86%) to public investors if the minimum number of shares is sold, and the net tangible book value of each share will have increased by approximately $0.63 per share to the present stockholders and decreased by approximately $4.58 per share (a dilution of 83%) to public investors if the maximum number of shares is sold.



     The following tables set forth the percentage of equity to be purchased by public investors in this offering compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares of Common Stock by public investors as compared to the total cash consideration paid by the present stockholders of the Company.



          ASSUMING THE MINIMUM NUMBER OF SHARES OF COMMON STOCK SOLD




                                                                                           AVERAGE PRICE
                                     NUMBER      PERCENT        AMOUNT       PERCENT     PAID PER SHARE(1)
                                  -----------   ---------   -------------   ---------   ------------------
Existing Stockholders .........    2,733,200        91%      $  788,134         24%           $ 0.29
New Investors .................      275,000         9%      $1,512,500         76%           $ 5.50
                                   ---------        --       ----------         --
  TOTAL .......................    3,008,200       100%      $2,300,634        100%
                                   =========       ===       ==========        ===


----------------
(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.50 per share of Common Stock paid by new investors.

                  ASSUMING THE MAXIMUM NUMBER OF SHARES SOLD




                                                                                             AVERAGE PRICE
                                       NUMBER      PERCENT        AMOUNT       PERCENT     PAID PER SHARE(1)
                                    -----------   ---------   -------------   ---------   ------------------
Existing Stockholders.. .........    2,733,200        90%      $  788,134         18%           $ 0.29
New Investors ...................      380,000        10%      $2,090,000         82%           $ 5.50
                                     ---------        --       ----------         --
  TOTAL .........................    3,113,200       100%      $2,878,134        100%
                                     =========       ===       ==========        ===


----------------
(1) Based on the average value per share paid by existing stockholders to the Company and a public offering price of $5.50 per share of Common Stock paid by new investors.

     The Company has reserved an aggregate of 1,000,000 shares of its Common Stock for its officers, directors, employees and consultants to purchase pursuant to its Stock Option Plan. As of the date of this Prospectus, the Company has not issued any options pursuant to the terms of its Stock Option Plan. The above paragraph does not give effect to the possible issuance of up to 1,000,000 additional shares of the Company's Common Stock upon exercise of any options which have been, or may yet be, granted under the Stock Option Plan. The issuance of shares of the Company's Common Stock upon the exercise of options which may be granted under the Stock Option Plans would result in further dilution in the interests of stockholders if at the time of exercise, the Company's net tangible book value per share is greater than the exercise price of any such options. See "Stock Option Plan."



                                CAPITALIZATION



     The following table sets forth at June 30, 1998 the actual capitalization of the Company. The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.




                                                                   JUNE 30, 1998
                                                                  --------------
                                                                     ACTUAL(1)
                                                                  --------------
Stockholders' equity:
 Common Stock, $.01 par value, 8,000,000 shares authorized;
   2,733,200 shares outstanding (3,008,200) ...................        27,332
 Additional paid-in-capital ...................................       577,768
 Preferred Stock, $1.00 par value, 2,000,000 shares authorized;
   no shares outstanding ......................................           -0-
Offering Expenses .............................................       (55,093)
Retained Earnings .............................................       283,127
                                                                      -------
 Total stockholders' equity ...................................       788,134
  Total capitalization ........................................       788,134
                                                                      =======


----------------
(1) Derived from the Financial Statements of the Company included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA



     The statement of operations and balance sheet information set forth below as of June 30, 1998 and June 30, 1997 and for the years ended June 30, 1998, and June 30, 1997 are derived from, and are qualified by reference to, the financial statements of the Company which have been audited by Bernard J. Donth, independent certified public accountants. The financial statements as of June 30, 1998, and June 30, 1997 and the reports thereon, are included elsewhere in this Prospectus. The information below should be read in conjunction with the Financial Statements and Notes thereto included in this Prospectus. The Company's historical operating results are not necessarily indicative of the results of any future period. The per share data has been adjusted to reflect the 1 for 2.5 reverse split of the common stock that was effective on May 1, 1998.






                                                    YEAR ENDED JUNE 30,
                                                   ---------------------
                                                      1997        1998
                                                   ---------   ---------
                                                           (000)
Income Statement Data:
Net Sales ......................................    $2,378      $2,526
Gross Profit ...................................     1,346       1,444
Operating income......... ......................       132         142
Other income (expenses), net ...................         0           3
Income before taxes ............................       132         142
Net income .....................................        92          95
Net income per share(1) ........................      .034        .035
Weighted average shares outstanding(1) .........     2,733       2,733




                                                    JUNE 30,
                                                 ---------------
                                                  1997     1998
                                                 ------   ------
                                                      (000)
Balance Sheet Data:
Total assets .................................    814     1,105
Long-term debt, less current portion .........      2         0
Stockholders' equity .........................    647       788


----------------

(1) Net income per share is computed assuming 2,733,200 shares issued and outstanding on June 30, 1998, were outstanding for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER THE CAPTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.


OVERVIEW


     Amazon Herb Company's historic operations have consisted of sourcing and marketing dietary supplements produced from products grown in the Amazon Rainforest of Peru, Brazil, Paraguay and Uruguay. The Company sells its products under the Rainforest Bio-Energetics brand name primarily through its network marketing distribution channel throughout the United States. The primary costs of operating the Company's herb business are those related to the network marketing of its products.


     The Company derives its net sales primarily from sales of dietary supplement products through its independent distributors and sales of bulk raw materials. The Company's growth in net sales historically has been a result of the introduction of new products on an ongoing basis and the expansion of sales through growth of its network marketing distributor base. A combination of new product introductions, increases of existing product sales and increases in the number of network marketing distributors contributed to the Company's net sales growth during 1998. The Company believes that its future growth in net sales will depend primarily on increases in the number of network marketing distributors. The Company's future results may also be affected significantly by the success or failure of individual products or product lines.


     The Company has derived a significant portion of its net sales from bulk sales of raw materials. Net sales of raw materials accounted for 48% of the Company's net sales for the fiscal year ended June 30, 1998 and 51% of the Company's net sales in 1997.


     At the end of fiscal 1998, the Company invested in the opening of a 5,194 square foot warehouse and headquarters facility. The facility is anticipated to improve efficiency in warehousing and shipping of products, and management believes the facility provides the flexibility to service its network marketing distributor base more effectively and respond rapidly to increases in demand for products. The Company has also developed a dedicated employee sales force of 8 employees as of June 30, 1998.

RESULTS OF OPERATIONS



YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997


     REVENUES AND GROSS PROFITS. Revenues increased by 6.3% to $2,526,828 for the year ended June 30, 1998 compared to $2,377,528 for the year ended June 30, 1997. The increase in sales was attributable to the increase of bulk sales in the fourth quarter and an increase in the number of network marketing distributors. Gross profits increased by 7.3% to $1,444,156 for the year ended June 30, 1998 from $1,345,858 for the year ended June 30, 1997. The increase in gross profits was attributable to increased sales and lower raw material costs. During fiscal 1997, there were 18,093 independent distributors of the Company's products and 20,260 during fiscal 1998, or an increase of 2,167 distributors.


     OPERATING EXPENSES. Operating expenses totaled $1,301,830 for the year ended June 30, 1998 an increase of 7.2% from $1,214,061 for the year ended June 30, 1997. As a percentage of sales, the operating expenses for the year ended June 30, 1998 were 51.5% as compared to 51.1% for the year ended June 30, 1997. The increase in operating expenses during the current year was primarily attributable to the costs associated with additional employees and related general and administrative expenses due to actual and anticipated increases in sales.


     INCOME FROM OPERATIONS. Income from operations increased to $142,329 for the year ended June 30, 1998, a 7.3% increase from the $131,949 for the corresponding period of the prior year. Net Income increased by 3.8% to $95,323 for the year ended June 30, 1998 compared to $91,791 for the year ended June 30, 1997. The increase in net income was attributable to an increase in gross profits partially offset by an increase in general and administrative expenses, due to the hiring of additional personnel.


     LIQUIDITY AND CAPITAL RESOURCES. At June 30, 1998, the Company had cash balances totaling $76,825 and a working capital balance of $765,377. This compares to a cash balance of $18,154 and working capital of $639,790 as of June 30, 1997.


     The Company's primary liquidity needs are to upgrade Associates' sales tools, new product introductions, funding inventory purchases, marketing and expanding its network marketing distributor base. Historically, the Company has funded its operations through shareholder loans, bank borrowings, and the sale of common stock.


     Net cash provided by operating activities was ($125,993) for the year ended June 30, 1998 and $36,047 for the year ended June 30, 1997. The decrease in net cash provided by operating activities in 1998 compared to 1997 was primarily due to higher levels of accounts receivable and inventory balances, and accounts payable. The increase in inventory balances was primarily due to the purchase of larger quantities of raw materials in anticipation of increased sales and the purchase of raw materials for new products in anticipation of new product introductions scheduled for 1998. The increase in accounts receivable was the result of increased sales by the Company during the fourth quarter of 1998 to bulk sales purchasers from whom accounts receivable are on average outstanding for a longer period of time.


     Net cash used by investing activities was ($3,190) for the year ended June 30, 1998 and $(621) for the year ended June 30, 1997. The increase in net cash used in investing activities in the year ended June 30, 1998, as compared to the year ended June 30, 1997, was due to purchases of property and equipment related to the addition of new employees to the Company.


     Net cash provided by (used in) financing activities was $187,854 for the year ended June 30, 1998 and ($30,907) for the year ended June 30, 1997. Net cash provided by financing activities for the year ended June 30, 1998 consisted of borrowings of $150,000, and $100,000 of additional paid in capital, to finance the expenses associated with this offering. Net cash provided by financing activities in 1997 was comprised of net borrowings of $20,000 to finance inventory purchases, $64,770 from additional paid in capital, and a ($7,395) reduction of long term debt and a ($109,812) reduction of short term debt.

     The Company's current Credit Facility consists of a $190,000 revolving line of credit. As of June 30, 1998, the Company had outstanding borrowings of $150,000 under the Credit Facility. The amounts outstanding under the Credit Facility bear interest at variable rates which are based upon the lender's base rate, plus, one and one-half percent. Furthermore, the Credit Facility contains various conditions that would create a default. As of June 30, 1998, the Company was in compliance with the covenants and restrictions in the Credit Facility. The Credit Facility is collateralized by a lien on substantially all of the assets of the Company, and a personal guaranty by the Company's President.

     The Company will use the net proceeds from this offering to repay all outstanding indebtedness under the Credit Facility at the completion of this offering. The Company believes that the remaining net proceeds from this offering, together with cash generated from operations and borrowings under the Credit Facility, will be sufficient to fund its anticipated working capital needs and capital for at least the next 12 months.



YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996


     REVENUES AND GROSS PROFITS. Revenues increased by 12.2% to $2,378,000 for the year ended June 30, 1997 compared to $2,119,000 for the year ended June 30, 1996. The increase in sales was attributable to an increase in the consumer and distributor base. Gross profits increased by .9% to $1,358,000 for the year ended June 30, l997 from $1,346,000 for the year ended June 30, 1996. The increase in gross profits was attributable to an increase in sales during the period which were partially offset by a reduction in gross margins. The reduction in gross margins was attributable to higher raw material costs.


     OPERATING EXPENSES. Operating expenses totaled $1,214,000 for the year ended June 30, 1997 a decrease of 2.6% from $1,245,000 for the year ended June 30, 1996. The decrease in operating expenses during the current year was primarily attributable to a decrease in general and administrative and depreciation expenses.


     INCOME FROM OPERATIONS. Income from operations increased to $92,000 for the year ended June 30, 1997, a 10.8% increase from $83,000 for the year ended June 30, 1996. This increase was a result of lower operating expenses.



SEASONALITY


     The Company believes that its business is characterized by mild seasonality in the Fall months, which produce slightly more sales than the months during the balance of the year. The Company does not believe that the impact of seasonality on its results of operations is material.


IMPACT OF INFLATION


     Historically inflation has not had a material effect on the Company's operations. When the price of raw materials has increased, the costs have been built into the pricing structure. Furthermore, the Company does not have either long-term supply contracts or long-term contracts with customers. Prices are quoted based on the prevailing prices for herbal products. Accordingly, the Company does not believe inflation will have a material effect on its future operations.



IMPACT OF YEAR 2000

     Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruption of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost has not been estimated, but is not expected to be material.

     The Company believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

                            BUSINESS OF THE COMPANY


MISSION STATEMENT AND COMPANY PHILOSOPHY

     Amazon Herb Company's mission is to supply consumers with herbs and herbal extracts from the Rainforest of the Amazon Basin while simultaneously promoting and supporting the preservation of the flora and fauna of the Rainforest. Amazon Herb Company works directly with a number of indigenous communities to ecologically harvest sustainable resources. In addition, as an environmentally responsible company, Amazon Herb Company commits 10% of its net profits to be returned to the Rainforest to help protect and preserve the Rainforest and the indigenous people of the Amazon River Basin.


HISTORY AND DEVELOPMENT OF THE COMPANY

     The Company was incorporated in Florida on June 6, 1990 under the name Marco Polo Trading Co., Inc. On April 1, 1991, the Company registered the name Amazon Herb Company as a fictitious name. On January 8, 1993, the Company filed Articles of Amendment changing its name to Amazon Herb Company. The Company also does business under the name of Rainforest Bio-Energetics/registered trademark/.


INDUSTRY OVERVIEW


     Based on estimates in "The U.S. Market for Vitamins, Supplements, and Minerals", a 1997 market report prepared by Packaged Facts (the "Packaged Facts Report"), an independent consumer marketing research firm, the retail market for vitamins, minerals and other supplements (excluding sports nutrition and diet products) has grown at a compound annual rate of 15% from $3.7 billion in 1992 to $6.5 billion in 1996. A large portion of this growth is attributable to an increase in sales of other supplements (primarily herbal products), which grew from $570 million in 1992 to $2.3 billion in 1996. The Packaged Facts Report forecasts 13.6% compound annual growth in the market for vitamins, minerals and other supplements (excluding sports nutrition and diet products), including 25% compound annual growth in the market for other supplements, through 2001. Compound annual growth rates from 1992 through 1996 for vitamins, minerals and other supplements were 8.0%, 5.2% and 41.7%, respectively.

     According to Nutrition Business International (NBI) an independent industry source, consumers spent $3.7 billion on organic foods at retail in the United States in 1996. NBI projects sales to double to $7.2 billion by decade's end with average annual growth of 18%. According to Natural Business Communications LLC, an independent industry source, the annual domestic retail market for dietary supplements was $6.5 billion in 1997. In the last several years, the Company believes that public awareness of the positive effects of dietary supplements on health has been heightened by widely publicized reports of scientific findings. Recent studies have indicated a correlation between the regular consumption of selected supplements and reduced incidences of conditions such as heart disease, cancer, stroke, arthritis, osteoporosis, mental fatigue and depression and neural tube birth defects. In the opinion of the Company, the rise of alternative medicine and the holistic health movement has also contributed to increased sales of dietary supplements.


     The Company expects that the aging of the United States population, together with a corresponding increased focus on preventative health measures, will result in increased demand for dietary supplement products. According to the United States Census Bureau, through 2010, the 35-and-older age group of consumers, which represents a substantial majority of regular users of dietary supplements, is expected to grow significantly faster than the general United States population. Based on a national survey indicating that approximately 35% of Americans consumed supplements on a regular basis in 1996, the Company believes that there is a large untapped domestic market for dietary supplements. Industry sources also report that vitamin consumers are taking more vitamins and nutritional supplements per day than in the past.

     The primary channels of distribution in the dietary supplement industry are: (i) mass market retailers which include drug stores, supermarkets, mass merchandisers and discount stores; (ii) health food stores; (iii) direct sales organizations; and (iv) mail order. Within the mass market retailer channel, there are three primary vitamin product categories: national brands, broadline and other brands and private label brands.


     While the retail channel of distribution for dietary supplements has been consolidating, there has not yet been any significant consolidation among the companies that manufacture and sell these products. The dietary supplement industry remains fragmented, and the Company believes that no company controls more than 10% of the market.


BUSINESS


     The Company is engaged in the importing, manufacturing and distribution of herb products produced from the Amazon rainforests of Peru, Brazil, Paraguay and Uruguay. The Company conducts its operations from Jupiter, Florida and maintains warehouse facilities in Bremen, Georgia and Woodbine, Iowa.


     The Company has experienced substantial growth in sales and net income in recent years. From 1992 to 1998, the Company's sales grew from $234,000 to $2,526,828, while the Company's net income grew from a loss of $98,000 to a profit of $95,323 during the same period.


PRODUCT DISTRIBUTION/ DIRECT SALES THROUGH INDEPENDENT DISTRIBUTORS


     The Company's products are marketed through a network marketing system exclusively through a sales force of independent associates who are not employees of the Company. This system was developed by the Company in 1993. As with most network marketing systems, the Company's Associates purchase products for retail sale and personal consumption. The Company believes network marketing is an effective vehicle to distribute the Company's products for the following reasons: (i) the benefits of the Company's products are more readily explained on an individual, educational basis, which emphasizes the manner in which its products work, and is more direct than the use of television and print advertisements; (ii) direct sales allow for consumers to try the products; (iii) the impact of Associate and consumer testimonials is enhanced; and (iv) as compared to other distribution methods, Associates can provide higher levels of customer service and attention by, among other things, following up on sales to ensure proper product usage and customer satisfaction, and encouraging repeat purchases. The network marketing system enables the Company's independent associates to earn profits by selling Amazon Herb products on a retail basis to consumers. Associates may also develop their own associate organizations by sponsoring other "associates" or distributors to do business in any market where the Company operates, entitling the sponsors to receive commissions and bonuses on product sales within their downline organizations. The Company also believes that its network marketing system will continue to build a base of potential consumers for additional products.


     The Company's finished products are packaged only for the network marketing distribution channel and are not available through retailers. Amazon Herb's independent associates are not required to pay any sign-up fees or to buy any kits. The Company encourages Associates to enroll new Associates with whom the Associates may have an ongoing relationship as a family member, friend, business associate, neighbor or otherwise.


     To become an Amazon Herb associate, a person or entity must enter into a standard associate agreement with Amazon Herb which obligates that person to abide by Amazon Herb's policies and procedures. A $50.00 order qualifies an associate to receive commissions. With the first order, information is sent which includes all of the materials necessary for an associate to commence operating his or its distributorship including information about the Company, product information, support functions, training materials, the profit program, policies and procedures, order forms, application forms and sales aids. To remain active a $10.00 annual renewal is required of all associates. The number of active Amazon Herb associates as of May 1, 1998 was approximately 8,000. An "active" Amazon Herb distributor is defined to mean any distributor who is eligible to participate in the Amazon Herb business, including all new associates as well as those existing associates who have renewed their distributorship during the last twelve months.


     Amazon Herb processes, fills and ships orders from the Company's distribution center, usually within a 24 hour period after the order is placed by the distributor. Amazon Herb allows its customers to return any product, for any reason, for one year from the date of purchase for a total refund or replacement. In the event of termination of the relationship between Amazon Herb and a distributor, Amazon Herb will repurchase from such distributor all resaleable inventory purchased by such distributor within 12 months of such termination for 90% of the original net cost to the distributor. The Company provides for a reserve for such returns, however, to date, such returns have not been material.


     Amazon Herb's success is dependent upon continued sales of its products to consumers by its distributors and the ongoing recruitment and maintenance of a motivated, experienced network of distributors. Amazon Herb sponsors and conducts regional and national conventions in order to educate and recruit distributors, and employs various technologies and innovations which allow for fast and efficient communication and service between Amazon Herb, its distributors and their customers. These include such tools as the monthly automatic shipping program, which allows products to be regularly shipped each month directly from Amazon Herb to the end-user. The Company also maintains a dedicated department to provide information and assistance to distributors. The Company publishes and distributes a newsletter to inform its distributors of recent developments and other relevant information and to recognize the accomplishments of certain distributors.


     The Company believes that high quality sales aids play an important role in the success of Associate efforts. The Company is committed to fully utilizing current and future technologies to continue to enhance the effectiveness of direct selling.



     Amazon Herb Company is building a website as marketing support for its distributors, at www.rainforestbio.com. Amazon Herb is investigating the possibility of using new technologies which would allow the Company's distributors to access data regarding their downline information. The Company intends to also offer participation in a stock option plan and stock purchase plan to distributors who reach certain sales targets.



     Management believes that Amazon Herb's network marketing system is ideally suited to its products which emphasize a healthy lifestyle because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. The Company's network marketing system appeals to a broad cross-section of people throughout the United States, particularly those seeking to supplement the family income.


ASSOCIATE PROFIT PLAN


     All Associate profits are paid monthly, directly by the Company and are based on sales of the Company's products. The Company's profit plan integrates a single downline, or "unilateral" element, with an infinity bonus which adds additional compensation based upon attainment of certain Associate leadership levels. The result of this structure is to compensate both Associates in the early stages of building their business and Associates with more established organizations, by rewarding Associates for helping the Associates in their organization to be successful.



     The plan is entitled the Amazon Warrior Profit Plan (the "Plan"). An Associate who purchases at least $50 of Company product is designated as an "Ambassador" and is paid 10% of the amount purchased by his or her first and second level Associates. (A first level Associate is a person who is introduced to the Company by the Ambassador and becomes a "downline" distributor of the Ambassador. A second level Associate is a person who is sponsored into their distributorship by the first level Associate). Each person who is directly sponsored by the Ambassador begins what is known as a "leg" and as that new Associate directly sponsors new distributors, the leg grows in both length and width. An Ambassador with three "legs" is paid 10% on all purchases through three levels, an

Ambassador with four "legs" is paid 10% on all purchases through four levels, and an Ambassador with five "legs" is paid 10% on all purchases through five levels. An Ambassador with five "legs" is designated a "Five Star Ambassador" and qualifies for the "Infinity Bonus" which is a percentage of amounts generated from the sixth level down, regardless of depth. The bonus percentage varies from 1% to 8% on the sixth level down, which means that an Associate has the potential to earn as much as 10% on the first five levels, and up to 8% on all levels beyond the fifth level. In addition, for Ambassadors that reach the maximum compensation of 8% on the Infinity Bonus, there is a profit sharing pool of 2% of the Company's monthly sales which is divided among those Ambassadors.



     The Company believes that its profit plan is among the most associate friendly and financially rewarding plans offered in the industry. Commissions can reach 60% of finished product sales if Associates reach the highest levels in the plan. The Company currently expends approximately 40% of finished product revenues on commissions or approximately 20% of the total revenue.


     The ages of the Company's customers varies widely, but approximately 70% of its customers are between the ages of 30 and 60. The Company markets its products throughout the United States with Florida, New York, and California being the Company's largest single markets. To date, the Company has done little advertising, but hopes to increase its advertising expenditures substantially. The Company plans to substantially update all Associates' information and marketing tools.


     The retail price of the Company's products range from $15.00 per 100 capsule bottle of Sumaca or Una de Gato to $40.00 for the 8 oz. bottle of Illumination. The Company also markets a quick start kit consisting of one of each of the Company's products for $300.00.


PURCHASING OF RAW MATERIALS


     The raw materials necessary for the manufacture and production of the Company's products are gathered by various villages of indigenous people who reside in the Amazon Rainforest. The majority of the Company's raw materials originate in Peru. These materials may only be harvested by those holding an extraction permit issued by the various governments. These raw materials are gathered, sorted, classified and inspected at a compound in the country of collection. Although the Company does not own the compound in Peru, the construction of two buildings on this property were funded from profits derived from sales of botanicals to the Company, and Management believes that the continued use of the compound is dependent upon the Company's activities. The Peruvian compound currently employs 12 people although none of these persons are employees of the Company.


     Once the botanicals have been sorted, cleaned, cut, bundled and validated as to their authenticity, a sanitary permit must be issued by the appropriate government before they are shipped. The raw material is then transported by truck to a seaport where it is shipped to Miami, Florida, and inspected by U.S. Customs, FDA and U.S. Department of Agriculture. Approximately 60% of the imported raw materials are used in the production of the Company's proprietary finished goods and 40% are sold in bulk to third parties. The goods to be produced by the Company are inspected and tested in Jupiter, Florida. If acceptable, the raw materials are then sent to contract processing plants in either Titusville, Florida or Woodbine, Iowa.


MANUFACTURING AND PROCESSING


     The Company has no manufacturing facility of its own. Rather, all of its manufacturing is performed on a contract basis by third party manufacturers.


     After the botanicals have been inspected and tested in Jupiter, Florida, approximately 40% of the raw materials are shipped and sold to third parties for their own manufacturing and processing. The remaining 60% is sent to one of two manufacturing facilities for processing. The majority of the contract manufacturing for the Company is performed at a facility in Woodbine, Iowa and a lesser amount in Titusville, Florida. At these facilities, the raw material is cut and ground into powder. Some of the raw material is ground into a course mix which is then sent to a California facility for packaging into tea bags. The powder is sent to the Company's warehouse in Georgia where it is stored until needed. It is ultimately finished by encapsulators in Florida and California who compress the powder into tablets or capsules, and package the finished products.


     The liquefied products are manufactured at the Iowa facility. Here the raw materials are treated for approximately two weeks and then pressed. The liquid extract is then bottled and packaged. To a lesser extent, this facility also performs a dry extraction process. All finished products are warehoused in Jupiter, Florida.


DESCRIPTION OF KEY PRODUCTS


UNA DE GATO (CAT'S CLAW)


     Gathered in the Peruvian Amazon, the bark of this vine is considered by many to be the most important botanical of our time and has become one of the most popular botanicals in the market place.


SUMACA


     This formula includes four Rainforest herbs: Suma, Maca, Muira Puama, and Stevia. It naturally delivers a broad range of nutrients, amino acids and electrolytes. Sumaca is popular among body builders and physical fitness experts.


STEVIA


     This botanical is growing in popularity and is being researched for its many attributes.


ARCOZON


     Arcozon contains the Rainforest's most notable support herbs including Una de Gato, Pau d'Arco, Suma and Jatoba to aid the body's natural defense ability.



CALMAZON


     Passion Flower, Mulungu, and Lemon Balm are blended in this supplement to assist the body's natural process and support its nutritional needs which may arise as a result of a stressful environment.


DIGESTAZON


     This formula includes Boldo and Peppermint to aid the body's natural process of digestion and nutritional absorption.


ENVIROZON


     This formula includes the following Rainforest botanicals: Jerubeba, Quebra Pedra, and Una de Gato to facilitate the body's natural ability to cleanse and restore balance.


LUNAZON


     The formula includes Abuta, Suma, and Mulungu and is designed as a female tonic.


METABAZON


     This formula includes Pedra Hume Caa and Pata de Vaca to assist the body's natural ability to maintain metabolic harmony.

SHIPIBO TREASURE TEA


     Shipibo Treasure Tea is a blend of the Rainforest's favorite botanicals. Each tea bag contains 3 grams of herbal blend.


SUMACAZON


     This formula includes four Rainforest herbs: Suma, Maca, Muira Puama, and Stevia.


WARRIOR


     This formula is used as a multi sport athletic supplement. This formula includes Amazonia Catuaba, Sarsaparilla, and the famous Brazillian shrub, Muira Puama.


RECOVAZON


     This formula traditionally used after workouts contains Rainforest Iporuru, Tayuya, and Samambaia.


ILLUMINATION


     Illumination is an herbal tonic combination of over 30 of the Rainforest's best known botanicals.


CUSTOMERS


     The Company's customers consist principally of individuals located throughout the United States, many of whom also sell and distribute the Company's products. No single customer accounts for five percent (5%) or more of the Company's sales. The largest concentration of the Company's customers are in California, Florida and New York. The Company has no plans to market its products outside the United States in the foreseeable future.


GOVERNMENT REGULATION


     The manufacturing, processing, formulating, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Products Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities, as well as foreign countries, in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as CGMPs, and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.


     The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements and herbs as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as food additives or as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.


     DSHEA provides for specific nutritional labeling requirements for dietary supplements and final regulations have been published with an October 23, 1997 effective date for the notification to FDA of

Statements of Nutritional Support and new dietary ingredients, and a March 23, 1999 effective date for the labeling provisions. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. Any statement of nutritional support beyond traditional claims must be accompanied by disclosure that the FDA has not evaluated such statement and that the product is not intended to cure or prevent any disease. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs, which are more rigorous than CGMPs for foods. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.


     The Company cannot determine what effect such regulations implementing DSHEA, which were adopted on September 23, 1997, will have on its business in the future. Such regulations require expanded and different labeling for the Company's vitamins and nutritional supplement products and, among other things, require additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. The Company believes that it is in material compliance with all applicable laws.


     DSHEA created two new governmental bodies, the Office of Dietary Supplements ("ODS") established within the National Institutes of Health, and the Presidential Commission on Dietary Supplements ("Commission"). The Commission which was established for two years to provide recommendations to the President and Congress for the regulation of supplement labeling and health claims, including procedures for making disease-related claims, issued its final report on November 24, 1997. Such report includes findings which are similar, and different in material respects from the FDA regulations on DSHEA. Such report further recommends that ODS, which is charged with coordinating research results and advising the Secretary of Health and Human Services on supplement regulation, safety and health claims, be funded as authorized by DSHEA. The Company cannot determine what effect such report will have on its business in the future, and such report could lead to legislative or regulatory changes to the final rules promulgated by the FDA under DSHEA.


     Although the vitamin and nutritional supplement industry is subject to regulation by the FDA and local authorities, dietary supplements, including vitamins, minerals, herbs and nutritional supplements, have now been statutorily affirmed as a food and not as a drug or food additive. Therefore, the regulation of dietary supplements is less restrictive than that imposed upon manufacturers and distributors of drugs or food additives. Unlike food additives and new drugs, which require regulatory approval of formulation, safety and labeling, and for drugs, efficacy prior to marketing, dietary supplement companies are authorized to make substantiated statements of nutritional support and to market manufacturer-substantiated-as-safe dietary supplement products without such FDA preclearances. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, product recalls and seizures, injunctions and criminal prosecutions.



     The Company is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operations of direct sales programs. Regulations regarding network marketing companies are a complexity of overlapping laws which vary from jurisdiction to jurisdiction. Network sales programs are affected by combinations of business opportunity statutes, franchise and securities statutes, anti-pyramid statutes, network distribution statutes, and state lottery statutes, as well as U.S. Post Office lottery and Federal Trade Commission fraud regulations, among others. In addition, in the Company's opinion, some regulatory officials seem to have a negative bias toward the legality of network marketing as a means of merchandising. Many network marketing programs have been targeted for prosecution and litigation under a variety of laws, though enforcement of these statutes and regulations appears selective to the Company. Failure to comply with the laws of any jurisdiction can result in the loss of the Company's ability to operate therein for indefinite periods of time, and could possibly affect its ability to operate in other jurisdictions as well. The Company is subject to the risk that in one or more of its markets, its marketing system could be found not to be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on the Company and a particular market or the Company's markets in general.



COMPETITION


     The Company is subject to significant competition for the recruitment of sales personnel and distributors from other network marketing organizations, including those that market weight management products, food and dietary supplements and personal care products, as well as other types of network marketed products. Some of the Company's competitors are substantially larger and have available considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive compensation plan and other incentives. The Company believes that its compensation plan, and other incentive programs provide its distributors with significant earning potential. However, there can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.


     The business of marketing food and dietary supplement products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon its successful introduction of new products.


TRADEMARKS AND SERVICE MARKS



     The Company's products are packaged under the Company's "private label." The Company has registered the mark Rainforest Bio-Energetics/registered trademark/with the United States Patent and Trademark Office. The Company also intends to apply for trademark or service mark registration for various product names. The Rainforest Bio-Energetics/registered trademark/ mark is protected until September 8, 2002.



EMPLOYEES



     As of June 30, 1998, the Company had eight full-time employees. These numbers do not include the Company's distributors, who are considered independent contractors rather than employees of the Company. The Company considers its employees relationships to be satisfactory. None of the Company's employees is a member of any labor union, and the Company has never experienced any business interruption as a result of any labor disputes.



FACILITIES


     In May, 1998 the Company executed a lease for a term of two years beginning July 15th, 1998 for an office warehouse facility comprising of 5,194 square feet in Jupiter, Florida. The monthly lease payment of this facility is $4,358. For the previous five years the Company has operated from a 3,000 square foot leased facility in an office warehouse in Jupiter, Florida, having a monthly rental of $3,402. A 5,000 square foot storage facility in Bremen, Georgia is leased on a month to month basis at a rate of $300 per month and a 3,000 square foot storage facility in Woodbine, Iowa is leased on a month to month basis for $450 per month.

                                  MANAGEMENT


     The following table sets forth certain information regarding the directors and executive officers of the Company.



NAME                             AGE                        POSITION
-----------------------------   -----   ------------------------------------------------
John H. Easterling ..........    46     President, Chief Executive Officer and Director
Michael J. Perry ............    44     Vice-President and Director
Elaine O'Dell ...............    41     Vice-President--Bulk Sales and Marketing
Connie Lynch ................    45     Secretary/Treasurer
Robert S. Kaufman ...........    60     Director
Ted Nicholas ................    64     Director
Robert Butwin ...............    46     Director

TERMS OF OFFICE


     The directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.


BUSINESS EXPERIENCE


     JOHN H. EASTERLING has served as President, Chief Executive Officer and Director since the Company's founding in 1990. Mr. Easterling obtained his Bachelor of Arts degree in Environmental Studies from the University of North Carolina in 1976. He is a frequent speaker and presenter on health, rainforest and environmental business issues.


     MICHAEL J. PERRY has served as Vice-President and Director since 1992. Mr. Perry obtained his Bachelor of Arts degree from Georgia State University in 1982, and his MBA from the same university in 1985.


     ELAINE O'DELL has served as Vice-President--Bulk Sales and Marketing of Amazon Herb Company since November, 1995. From January 1993 until September 1995, Ms. O'Dell was a Territory Sales Manager for Galaxy Carpet Mills of Chatsworth, Georgia.


     CONNIE LYNCH has served as Treasurer of Amazon Herb Company since 1996, and Secretary of the Company since December, 1997. From October 1994 to September 1996, Ms. Lynch served as an accountant for Kruh Knits, a machine knitting mail order company in Simsbury, Connecticut. From September 1990 until August 1993, she was Financial Administrator for Rightair Compressor Engineering, Inc. of Bloomfield, Connecticut. From July 1980 until July 1990, Ms. Lynch was the Comptoller for Kenny, Webber, & Lowell, Inc., an insurance agency in Avon, Connecticut. She attended Central Connecticut State University in New Britain, Connecticut and Northwestern Community College in Winsted, Connecticut.


     ROBERT S. KAUFMAN has served as a Director of the Company since May, 1998. Mr. Kaufman has been a shareholder and officer of Kaufman & Young, P.C., a law firm located in Southern California, since 1989. He received his Juris Doctorate degree from Southwestern University in 1963 and his Bachelor of Arts degree from the University of California at Los Angeles (UCLA) in 1959. Mr. Kaufman served as an Adjunct Professor at Pepperdine Law School from 1991 to 1996. He is a member of the State Bar of California, the American Bar Association, the American Trial Lawyers Association and the Los Angeles County Bar Association.



     ROBERT BUTWIN has served as a Director of the Company since May, 1998. From May 1995 until the present, Mr. Butwin has served a Director of Class Development, Inc. which markets information products in the field of personal development and also presents marketing and networking seminars. From May 1995 until the present, Mr. Butwin has served a Director of Royal Living, Inc., which provides personal coaching services. From June 1990 until November 1996, Mr. Butwin served a Director of Results by Design, Inc., a company offering personal development training. He was twice named Distributor of the Year by the Multi-Level Marketing International Association, the industry's professional organization. He has been a contributing editor for the professional trade journal UPLINE and has a monthly column in Money Makers Monthly, an MLM magazine. Mr. Butwin is the author of a recently published book, Street Smart Networking.

     TED NICHOLAS has served as a Director of the Company since May , 1998. Mr. Nicholas has been the President of Nicholas Direct, Inc. since 1991, which markets his books, audio and video tapes, newsletter, seminars and other information products. He is the author of fourteen books relating to direct marketing, entrepreneurship, and business subjects. Mr. Nicholas consults with clients regarding marketing and self-publishing.


EXECUTIVE COMPENSATION.


     The following table sets forth information as to the compensation paid or accrued to the President of the Company for the three years ended June 30, 1998. No other officer or director received compensation of at least $100,000 during that time period.


                              ANNUAL COMPENSATION


NAME AND PRINCIPAL POSITION      YEAR     SALARY     CASH BONUS
-----------------------------   ------   --------   -----------
John H. Easterling              1998     83,979         30,575
 President, and Director        1997     86,716         39,230
                                1996     53,694         57,839

DIRECTORS COMPENSATION

     No Compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the Board of Directors deems appropriate, the Company intends to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.

NUTRITIONAL ADVISORY BOARD MEMBERS


     The Company has created a Nutritional Advisory Board. The Board consists of Gabriel Cousins, M.D., author and physician, Jack Hinze, N.D., a Pharmacist, and homeopathic teacher, Eric Innes, D.C. a Chiropractic physician, James Hawver, and Donna Schwontkowski, D.C., an author and master nutritionist. The purpose of the medical advisory board is to keep the Company informed as to developments in the nutritional field. None of the members are compensated for serving on the board. Donna Schwontkowski receives reimbursement and a small stipend from the Company for various research activities.


1998 STOCK OPTION PLAN

     The Company's 1998 Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors and a majority of the shareholders of the Company on May 1, 1998. A total of 1,000,000 shares of Common Stock are reserved for issuance under the 1998 Option Plan. The 1998 Option Plan provides for the granting to participants (including officers, advisors, consultants and directors) of nonstatutory stock options. The 1998 Option Plan may be administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"), which committee shall satisfy the applicable requirements of Section 16 of the Exchange Act and the Code. The Administrator determines the terms of options granted under the 1998 Option Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all stock options granted under the 1998 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant.


     The term of all options may not exceed ten years. If not terminated earlier, the 1998 Option Plan will terminate on May 1, 2008.


     The Administrator has the authority to amend, and the Board has the authority to terminate the 1998 Option Plan as long as such action does not adversely affect any outstanding options.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of the date of this Prospectus, regarding ownership of the Company's Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) by each director of the Company, (iii) by certain related stockholders, and (iv) by all executive officers and directors of the Company as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.




                                                                                 PERCENT BENEFICIALLY OWNED
                                                                                 --------------------------
                                                                  NUMBER OF        BEFORE         AFTER
NAME OF SHAREHOLDER(1)                                          SHARES OWNED      OFFERING     OFFERING(2)
-----------------------------------------------------------   ----------------   ----------   ------------
Evergreen Natural Success Group, Ltd., BVI(3) .............      1,580,000           57.8%         50.7%
P.O. Box 659, Road Town
Tortola, British Virgin Islands
John H. Easterling ........................................        120,000            4.4%          3.8%
1002 Jupiter Park Lane
Jupiter, Florida 33458
Michael J. Perry ..........................................        150,000            5.5%          4.8%
1002 Jupiter Park Lane
Jupiter, Florida 33458
Barbara Ann Doan ..........................................        140,000            5.1%          4.5%
6430 Vernon Woods
Atlanta, Georgia 30328
Elaine O'Dell .............................................         40,400            1.5%          1.3%
1002 Jupiter Park Lane
Jupiter, Florida 33458
Connie Lynch ..............................................            400              *             *
1002 Jupiter Park Lane
Jupiter, Florida 33458
Robert S. Kaufman .........................................        390,000(4)        14.3%         12.5%
121 South Beverly Blvd.
Beverly Hills, CA 90212
All officers and directors as a group (5 persons) .........      1,850,800           83.5%         73.1%


----------------

 *  Less than 1%.
(1) See table under "Management of the Company" for offices and directorships held by the persons listed hereunder.

(2) Assumes issuance of the maximum number of shares in the offering (380,000).

(3) All of the shares of Evergreen Natural Success Group Ltd. are owned by Evergreen Natural Trust, the sole beneficiary of which is John H. Easterling.

(4) Includes shares owned by Mr. Kaufman's IRA.

                           DESCRIPTION OF SECURITIES


     The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK


     GENERAL. The Company is authorized to issue 8,000,000 shares of Common Stock, $.01 par value per share. At May 1, 1998, there were 2,733,200 shares issued and outstanding. All shares of Common Stock outstanding are validly issued, fully paid and non-assessable.


     VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of Common Stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of the directors of the Company.



     DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefore and subject to the rights, if any, of the holders of outstanding shares of preferred stock. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.


     MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of Preferred Stock.


     CERTAIN PROVISIONS OF FLORIDA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.


     With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.



     TRANSFER AGENT. Boston Equiserve Limited Partnership, Shareholder Services, 620 Herndon Parkway Suite 200, Herndon, Virginia 22070, has been appointed the transfer agent of the Company's Common Stock and Preferred Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offer and sale of the maximum number of shares offered hereby, the Company will have outstanding 3,113,200 shares of Common Stock. The 380,000 shares of Common Stock sold in this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act.


     All of the 2,733,200 shares of Common Stock currently outstanding are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.


     In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's common stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. Non-affiliates of the Company who have held their restricted shares for one year are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.


     Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of the Company to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.


     As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus.


     Prior to this offering, no public market for the Company's securities has existed. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for the Company's securities.

                             PLAN OF DISTRIBUTION


     The Company is offering to sell, on a best efforts basis, up to 380,000 newly issued shares of its Common Stock at $5.50 per share.


     The Company is offering two programs to investors to encourage purchases of larger quantities of stock:


     1. Purchase Inducement. For each properly completed Share Purchase Agreement, attached hereto as Appendix A, to purchase at least 500 shares offered hereby, accompanied by full payment received by the Company, the Company will issue a $100 gift certificate, redeemable for finished products from the Company.


     2. Volume Purchase Discount. In addition to the $100 gift certificate above, the Company will offer the following volume purchase discounts for all persons purchasing the following numbers of shares of the Company's Common Stock to be registered in a single name:


NUMBER OF SHARES                    DISCOUNT
--------------------------------   ---------
        2,000-4,999 ............       3.0%
        5,000-9,999 ............       5.0%
       10,000-99,999 ...........       8.0%
      100,000 or more ..........      13.0%


     This offering is being made directly by the Company through written announcements, under the direction of John H. Easterling, the Company's President and CEO. The Company will publish announcements of the offering in its catalogs, newsletters and Internet website, and will mail and e-mail copies of the announcement to its shareowners, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give the Company's telephone number, mailing address and e-mail address for requesting this Prospectus. Similar announcements will be published in other selected media and mailed to other selected individuals. The Prospectus will be accompanied by a Share Purchase Agreement, attached hereto as Appendix A, and a return envelope. The electronic prospectus will be available on line at the Company's website with an electronic Share Purchase Agreement. Assistance in connection with the offering will be available from the selling agents, if any; from John H. Easterling, President of the Company and Michael J. Perry, the Company's Shareholder Relations Coordinator.


     Management, principal shareholders or their affiliates may purchase shares in the offering to reach the minimum offering amount. Any such purchases will be on the same terms and conditions as public investors.



     Compensation will be paid only to any registered securities broker-dealer selected by the Company as a selling agent, and then only as a percent of the offering price. No compensation related to sales of shares will be paid to any employees of the Company. The Company will indemnify the selling agents against liabilities for claimed misstatements or omissions in this Prospectus.


     Only residents of those states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws may purchase shares in this offering. Each potential investor will be required to execute a Share Purchase Agreement, attached hereto as Appendix A, which, among other things, requires the potential investor to certify his or her state of residence. A potential investor who is a resident of a state other than a state in which the Common Stock offered hereby has been qualified for sale may request that the Company register the shares in the state in which such investor resides; however, the Company is under no obligation to do so and may refuse any such request.


     Shares may be purchased by completing and delivering the Company's Share Purchase Agreement, attached hereto as Appendix A, along with the purchase price by check to the Escrow Agent. Within

10 days after its receipt of a Share Purchase Agreement accompanied by a check for the purchase price, the Escrow Agent will send by electronic mail or first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company.


     In addition, investors will be able to obtain Share Purchase Agreements on the Internet at the Company's website.



     The offering will begin on the date of this Prospectus and continue until either all of the Shares have been sold or the Company terminates the offering.



                                 LEGAL MATTERS



     The validity of the securities being offered hereby will be passed upon for the Company by Hackney & Miller, P.A., Palm Beach Gardens, Florida.



                                    EXPERTS



     The Financial Statements of the Company for the period June 30, 1996 to June 30, 1997 and June 30, 1997 to June 30, 1998 and for the period ended therein, have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Bernard J. Donth, C.P.A. independent certified public accountants, and upon the authority of said independent certified public accountants as experts in accounting and auditing.



                             AVAILABLE INFORMATION



     Amazon Herb Company, a Florida corporation (the "Company") has filed with the Commission a Registration Statement on Form SB-2 (Registration No. 333-56893) under the Securities Act for the registration of the shares of Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.



     Upon consummation of the offering of the Common Stock, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Such reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, New York 10007, and its Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http:// www.sec.gov. The Commission website also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.


     The Company intends to deliver annual reports to the holders of its securities, which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                              AMAZON HERB COMPANY



                         INDEX TO FINANCIAL STATEMENTS






                                                                                         PAGE
                                                                                        -----
Report of Independent Accountants ...................................................    F-2
Balance Sheet as of June 30, 1997 ...................................................    F-3
Statement of Operations for the period from July 1, 1996, to June 30, 1997 ..........    F-4
Statement of Stockholders' Equity for the period from July 1, 1996, to June 30, 1997     F-5
Statement of Cash Flows for the period from July 1, 1996, to June 30, 1997 ..........    F-6
Notes to Financial Statements .......................................................    F-7
Report of Independent Accountants ...................................................   F-10
Balance Sheet as of June 30, 1998 ...................................................   F-11
Statement of Operations for the period from July 1, 1997, to June 30, 1998 ..........   F-12
Statement of Stockholders' Equity for the period from July 1, 1997, to June 30, 1998    F-13
Statement of Cash Flows for the period from July 1, 1997, to June 30, 1998 ..........   F-14
Notes to Financial Statements .......................................................   F-15

                               BERNARD J. DONTH
                          CERTIFIED PUBLIC ACCOUNTANT
                              2560 RCA BOULEVARD
                                   SUITE 108
                       PALM BEACH GARDENS, FLORIDA 33410



             MEMBER
AMERICAN INSTITUTE OF               TELEPHONE (561) 626-7338
 CERTIFIED PUBLIC ACCOUNTANTS          FAX (561) 627-4128
FLORIDA INSTITUTE OF
 CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amazon Herb Company
Jupiter, Florida


     We have audited the accompanying balance sheet of Amazon Herb Company (a Florida Corporation) as of June 30, 1997, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Herb Company as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




BERNARD J. DONTH, C.P.A.

August 26, 1997

                              AMAZON HERB COMPANY


                                 BALANCE SHEET

                                 JUNE 30, 1997




                            ASSETS
Current Assets: .....................................................       18,154
 Cash ...............................................................      169,394
 Accounts receivable--trade .........................................       20,674
 Other receivables ..................................................      594,368
 Inventory ..........................................................        1,140
                                                                           -------
Prepaid expenses
  Total current assets ..............................................      803,730
                                                                           -------
Property and equipment ..............................................       95,442
 Less accumulated depreciation ......................................       90,749
                                                                           -------
                                                                             4,693
                                                                           -------
Other Assets: .......................................................        4,607
 Deposits ...........................................................        1,110
                                                                           -------
 Start up Costs (net of accumulated amortization of $8,612) .........        5,717
                                                                           -------
                                                                         $ 814,140
                                                                         =========
              LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Accounts payable ...................................................    $ 110,288
 Accrued expenses ...................................................        6,441
 Current income taxes payable .......................................       40,158
 Current maturities of long-term debt ...............................        7,053
                                                                         ---------
  Total current liabilities .........................................      163,940
                                                                         ---------
Long-term debt, less current maturities .............................        2,296
                                                                         ---------
Stockholder's equity:
 Common stock, $.0l par value, 8,000,000 shares authorized,
   6,833,000 shares issued and outstanding ..........................       68,330
 Additional paid-in capital .........................................      436,770
 Retained earnings ..................................................      142,804
                                                                         ---------
                                                                           647,904
                                                                         ---------
                                                                         $ 814,140
                                                                         =========

            The accompanying notes and independent auditor's report
                  should be read with this financial statement.

                              AMAZON HERB COMPANY


                   STATEMENT OF INCOME AND RETAINED EARNINGS

                              FOR THE YEAR ENDED
                                 JUNE 30, 1997




Sales ........................................    $ 2,377,528
                                                  -----------
Cost of sales ................................      1,031,670
                                                  -----------
   Gross profit ..............................      1,345,858
                                                  -----------
Expenses:
 General and administrative ..................      1,192,135
 Interest ....................................         14,528
 Depreciation and Amortization ...............          7,398
                                                  -----------
                                                    1,214,061
                                                  -----------
   Income from operations ....................        131,797
                                                  -----------
Other Income:
 Interest ....................................            152
                                                  -----------
   Net income before income taxes ............        131,949
                                                  -----------
Income taxes:
 Current .....................................        (40,158)
 Deferred ....................................            -0-
                                                  -----------
                                                      (40,158)
                                                  -----------
   Net income ................................         91,791
Retained earnings--beginning of year .........         51,013
                                                  -----------
Retained earnings--end of year ...............        142,804
                                                  ===========

            The accompanying notes and independent auditor's report
                  should be read with this financial statement.

                              AMAZON HERB COMPANY


                       STATEMENT OF STOCKHOLDERS' EQUITY

                       FOR THE YEAR ENDED JUNE 30, 1997







                                                                 ADDITIONAL
                                        COMMON       COMMON       PAID-IN      RETAINED
                                        SHARES        STOCK       CAPITAL      EARNINGS       TOTAL
                                     -----------   ----------   -----------   ----------   ----------
Balances, June 30, 1996 ..........    6,680,000     $66,800      $372,000      $ 51,013      489,813
Affect on capital structure:
Issuance of stock option .........      153,000       1,530        64,770           -0-       66,300
Net Income .......................          -0-         -0-           -0-           -0-       91,791
                                      ---------     -------      --------      --------      -------
Balances, June 30, 1997 ..........    6,833,000     $68,330      $ 436,77      $142,804     $647,904
                                      =========     =======      ========      ========     ========



            The accompanying notes and independent auditor's report
                  should be read with this financial statement.

                              AMAZON HERB COMPANY


                            STATEMENT OF CASH FLOWS

                       FOR THE YEAR ENDED JUNE 30, 1997




Cash flows from operating activities
 Net income ............................................................    $   91,791
 Adjustments to reconcile net income to net cash
   used by operations
 Depreciation and amortization (including capitalized amounts) .........         7,398
 (Increase) decrease in:
  Accounts receivable (net) ............................................       (88,015)
  Inventory ............................................................       160,945
  Prepaid expenses .....................................................           238
  Note receivable--shareholder .........................................        56,777
  Other receivables ....................................................       (20,674)
 Increase (decrease) in:
  Accounts payable .....................................................       (49,027)
  Accrued expenses .....................................................       (15,071)
  Loans from stockholder ...............................................      (110,936)
  Current income taxes payable .........................................         2,621
                                                                            ----------
   Net cash provided by operating activities ...........................    $   36,047
                                                                            ----------
Cash flows from investing activities
 Purchases of property and equipment ...................................          (621)
                                                                            ----------
   Net cash used by investing activities ...............................          (621)
                                                                            ----------
Cash flows from financing activities
 Proceeds from issuance of common stock ................................         1,530
 Proceeds from additional paid-in capital ..............................        64,770
 New borrowings:
  Long-term ............................................................           -0-
  Short-term ...........................................................        20,000
 Debt-reduction:
  Long-term ............................................................        (7,395)
  Short-term ...........................................................      (109,812)
                                                                            ----------
   Net cash used by financing activities ...............................       (30,907)
                                                                            ----------
    Net increase in cash ...............................................         4,519
Cash at beginning of year ..............................................        13,635
                                                                            ----------
Cash at end of year ....................................................    $   18,154
                                                                            ==========

            The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                              AMAZON HERB COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


BUSINESS ACTIVITY


     The Company imports, processes and sells herbs and herbal extracts. They also operate a network marketing business to assist in these sales.


BASIS OF ACCOUNTING


     The Company uses the accrual basis of accounting for financial statement and income tax reporting purposes. Revenues are recognized and billed when sales are ordered and shipped.


INVENTORY


     Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.


DEPRECIATION


     Property and equipment are stated at cost. Depreciation is computed under the modified accelerated cost recovery system. Use of the modified accelerated cost recovery system approximates generally accepted accounting principles. No material variance is produced between the use of this method.


CASH


     The Company considers all short term investments with an original maturity of three months or less to be cash equivalents.


2. ACCOUNTS RECEIVABLE:


     Management considers all accounts receivable to be collectible. Thus, no allowance for uncollectibles has been established in these financial statements.


3. INVENTORY:


     The inventory at June 30, 1997 consisted of the following:



      Raw materials .............    $466,724
      Finished products .........     127,644
                                     --------
                                     $594,368
                                     ========

                              AMAZON HERB COMPANY

                                 JUNE 30, 1997

4. PROPERTY AND EQUIPMENT:


     Property and Equipment consists of the following:



      Furniture and fixtures .........    $ 2,217
      Equipment ......................     93,225
                                          -------
                                          $95,442
                                          =======

5. LONG-TERM DEBT:


     Long-term debt at June 30, 1997 consists of the following:



      Note payable to bank, payable in monthly installments of $224,
       including interest at 14.25%. ...............................    $4,484
      Note payable to bank, payable in monthly installments of $224,
       including interest. .........................................     1,726
      Note payable to bank, payable in monthly installments of $513,
       including interest. .........................................     3,139
                                                                        ------
                                                                         9,349
      Less current maturities ......................................     7,053
                                                                        ------
                                                                        $2,296
                                                                        ======

     Annual requirements to amortize long-term debt are as follows:



YEAR ENDED JUNE 30,
----------------------------
        1998 ...............    $7,053
        1999 ...............     2,296
        2000 ...............       -0-
        2001 ...............       -0-
        2002 ...............       -0-
        Thereafter .........       -0-
                                ------
                                $9,349
                                ======

6. STOCKHOLDERS' EQUITY:


     During the year the company issued 153,000 additional shares of stock for a total of $66,300. This amount included common stock and additional paid-in capital.

                              AMAZON HERB COMPANY

                                 JUNE 30, 1997

7. LEASING ARRANGEMENTS:


     The Company leases its office and storage facility under three (3) two-year leases. The leases began April 1, 1997 and expire March 31, 1999. The monthly rent including sales tax on these leases is $3,402. The following is a schedule of future rental payments as of June 30, 1997.



YEAR ENDED JUNE 30,
----------------------
    1998 .............    $40,824
    1999 .............     30,618
                          -------
                          $71,442
                          =======

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


INTEREST AND INCOME TAXES PAID


     Cash paid for interest and income taxes during the year ended June 30, 1997 were as follows:



      Interest .............    $14,525
                                -------
      Income taxes .........    $37,537
                                =======

9. FINANCIAL INSTRUMENTS:


CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivables. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. As of June 30, 1997, the Company had no significant concentrations of credit risk.


10. SUBSEQUENT EVENTS:


     Subsequent to the balance sheet date the company is considering entering into an acquisition agreement with a public company. The acquisition agreement states the company will be acquired by the public company through a stock exchange whereby all of the shares of the company will be exchanged for approximately 88% of the outstanding shares of the public company.

                               BERNARD J. DONTH
                          CERTIFIED PUBLIC ACCOUNTANT
                              2560 RCA BOULEVARD
                                   SUITE 108
                       PALM BEACH GARDENS, FLORIDA 33410




             MEMBER
AMERICAN INSTITUTE OF               TELEPHONE (561) 626-7338
 CERTIFIED PUBLIC ACCOUNTANTS          FAX (561) 627-4128
FLORIDA INSTITUTE OF
 CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amazon Herb Company
Jupiter, Florida


     We have audited the accompanying balance sheet of Amazon Herb Company (a Florida Corporation) as of June 30, 1998, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Herb Company as of June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




BERNARD J. DONTH, C.P.A.

August 21, 1998

                              AMAZON HERB COMPANY


                                 BALANCE SHEET

                                 JUNE 30, 1998




                                    ASSETS



Current Assets:
 Cash .........................................................     $    76,825
 Accounts receivable-trade ....................................         276,122
 Inventory ....................................................         719,667
 Prepaid expenses .............................................          10,090
                                                                    -----------
 Total current assets .........................................       1,082,704
                                                                    -----------
Property and equipment ........................................          79,714
 Less accumulated depreciation ................................          78,201
                                                                    -----------
                                                                          1,513
                                                                    -----------
 Other Assets:
 Deposits .....................................................          21,244
                                                                    -----------
  Total Assets ................................................     $ 1,105,461
                                                                    ===========
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Accounts payable .............................................     $   155,331
 Accrued expenses .............................................           2,697
 Current income taxes payable .................................           6,782
 Current maturities of long-term debt .........................           2,296
                                                                    -----------
  Total current liabilities ...................................         317,327
                                                                    -----------
Long-term debt, less current maturities .......................             -0-
                                                                    -----------
Stockholder's equity:
 Common stock, $.0l par value, 8,000,000 shares authorized,
   2,733,200 shares issued and outstanding ....................          27,332
 Preferred stock, $1.00 pat value, 2,000,000 shares authorized,
   -0- shares issued and outstanding ..........................             -0-
 Additional paid-in capital ...................................         577,768
 Offering costs ...............................................         (55,093)
 Retained earnings ............................................         238,127
                                                                    -----------
Total Stockholders Equity .....................................         788,134
                                                                    -----------
Total Stockholders Equity and Liabilities .....................     $ 1,105,461
                                                                    ===========

            The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                              AMAZON HERB COMPANY


                   STATEMENT OF INCOME AND RETAINED EARNINGS

                              FOR THE YEAR ENDED
                                 JUNE 30, 1998




Sales ................................................    $ 2,526,828
                                                          -----------
Cost of sales ........................................      1,082,672
 Gross Profit ........................................      1,444,156
                                                          -----------
Expenses:
 General and administrative ..........................      1,219,300
 Interest ............................................          3,050
 Depreciation and Amortization .......................          7,480
                                                          -----------
                                                            1,301,830
                                                          -----------
  Income from operations .............................        142,329
                                                          -----------
Other Income:
 Interest ............................................              3
                                                          -----------
  Net income before income taxes .....................        142,329
                                                          -----------
 Income taxes:
  Current ............................................         47,006
  Deferred ...........................................            -0-
                                                          -----------
                                                               47,006
  Net income .........................................         95,323
Retained earnings--beginning of year .................        142,804
Retained earnings--end of year .......................    $   238,127
                                                          -----------
Earnings per common share ............................          .0349
Earnings per common share--assuming dilution .........          .0342

            The accompanying notes and independent auditor's report
                  should be read with this financial statement.

                              AMAZON HERB COMPANY


                       STATEMENT OF STOCKHOLDERS' EQUITY

                       FOR THE YEAR ENDED JUNE 30, 1998



                                                                       ADDITIONAL
                                              COMMON        COMMON      PAID-IN     OFFERING    RETAINED
                                              SHARES         STOCK      CAPITAL       COSTS     EARNINGS     TOTAL
                                         --------------- ------------ ----------- ------------ ---------- -----------
Balances, June 30, 1997 ................     6,833,000    $  68,330    $436,770    $     -0-    $142,804   $ 647,904
Affect on capital structure:
 1 for 2.5 reverse stock split .........    (4,099,800)     (40,998)     40,998          -0-         -0-         -0-
Issuance of stock option ...............           -0-          -0-     100,000          -0-         -0-     100,000
Offering expenses paid .................           -0-          -0-         -0-      (55,093)        -0-     (55,093)
 Net Income ............................           -0-          -0-         -0-          -0-      95,323      95,323
                                            ----------    ---------    --------    ---------    --------   ---------
Balances, June 30, 1998 ................     2,733,200    $  27,332    $577,768    $ (55,093)   $238,127   $ 788,134
                                            ==========    =========    ========    =========    ========   =========

            The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                              AMAZON HERB COMPANY

                            STATEMENT OF CASH FLOWS

                       FOR THE YEAR ENDED JUNE 30, 1998




Cash flows from operating activities
 Net income ............................................................    $   95,323
 Adjustments to reconcile net income to net cash used by operations
 Depreciation and amortization (including capitalized amounts) .........         7,480
 (Increase) decrease in:
  Accounts receivable (net) ............................................      (106,728)
  Inventory ............................................................      (125,299)
  Prepaid expenses .....................................................        (8,950)
  Other receivables ....................................................        20,674
  Deposits .............................................................       (16,637)
 Increase (decrease) in:
  Accounts payable .....................................................        45,043
  Accrued expenses .....................................................        (3,744)
  Current income taxes payable .........................................       (33,376)
  Customer deposits ....................................................           221
   Net cash provided by operating activities ...........................    $ (125,993)
                                                                            ----------
Cash flows from investing activities
 Purchases of property and equipment ...................................        (3,477)
 Disposition of property and equipment .................................           287
                                                                            ----------
  Net cash used by investing activities ................................        (3,190)
                                                                            ----------
Cash flows from financing activities
 Disbursements for offering costs ......................................       (55,093)
 Proceeds from additional paid-in capital ..............................       100,000
 New borrowings:
  Long-term ............................................................           -0-
  Short-term ...........................................................       150,000
 Debt-reduction:
  Long-term ............................................................        (7,053)
  Short-term ...........................................................           -0-
                                                                            ----------
   Net cash used by financing activities ...............................       187,854
                                                                            ----------
    Net increase in cash ...............................................        58,671
Cash at beginning of year ..............................................        18,154
                                                                            ----------
Cash at end of year ....................................................    $   76,825
                                                                            ==========

            The accompanying notes and independent auditor's report
                 should be read with this financial statement.

                              AMAZON HERB COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1998


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


BUSINESS ACTIVITY


     The Company imports, processes and sells herbs and herbal extracts. They also operate a network marketing business to assist in these sales.


BASIS OF ACCOUNTING


     The Company uses the accrual basis of accounting for financial statement and income tax reporting purposes. Revenues are recognized and billed when sales are ordered and shipped.


INVENTORY


     Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or estimated net realizable value.


DEPRECIATION


     Property and equipment are stated at cost. Depreciation is computed under the modified accelerated cost recovery system. Use of the modified accelerated cost recovery system approximates generally accepted accounting principles. No material variance is produced between the use of this method.


CASH


     The Company considers all short term investments with an original maturity of three months or less to be cash equivalents.


USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


EARNINGS PER SHARE


     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("FAS 128") which is effective for interim and annual financial statements for periods ending after December 15, 1997. Under FAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.


2. ACCOUNTS RECEIVABLE:


     Management considers all accounts receivable to be collectible. Thus, no allowance for uncollectibles has been established in these financial statements.

                              AMAZON HERB COMPANY

                                 JUNE 30, 1998

3.  INVENTORY:


     The inventory at June 30, 1998 consisted of the following:


      Raw materials .............    $ 593,870
      Finished products .........      125,797
                                     ---------
                                     $ 719,667
                                     =========

4. PROPERTY AND EQUIPMENT:


     Property and Equipment consists of the following:


      Furniture and fixtures .........    $  1,762
      Equipment ......................      77,953
                                          --------
                                          $ 79,715
                                          ========

5. LONG-TERM DEBT:


     Long-term debt at June 30, 1998 consists of the following:



      Note payable to bank, payable in monthly installments of $224, including
       interest at 14.25%. ...................................................    $ 2,296
                                                                                  -------
                                                                                    2,296
        Less current maturities ..............................................      2,296
                                                                                  -------
                                                                                  $   -0-
                                                                                  =======

     Annual requirements to amortize long-term debt are as follows:


YEAR ENDED JUNE 30,
--------------------------
  1999 ...................    $ 2,296
  2000 ...................        -0-
  2001 ...................        -0-
  2002 ...................        -0-
  2003 ...................        -0-
  Thereafter .............        -0-
                              -------
                              $ 2,296
                              =======

                              AMAZON HERB COMPANY

                                 JUNE 30, 1998

6. STOCKHOLDERS' EQUITY:


     During the year the company authorized a 1 for 2.5 reverse stock split, reducing the 6,833,000 shares of outstanding common stock to 2,733,200. In addition, the company created a class of preferred stock and authorized 2,000,000 shares. As of June 30, 1998 there were no outstanding shares of preferred stock. During the year the company incurred $55,093 of offering costs related to its pursuit of becoming a publicly held company. As of June 30 the registration statement filed with the Securities and Exchange Commission had not been declared effective application and no stock had been authorized for sale. On May 1, 1998 the company adopted a Stock Option Plan. This plan authorized a maximum number of common shares which may be issued of 1,000,000. The total number of common shares with respect to which stock options may be granted to any participant during any year will not exceed 100,000 shares. The term of all options may not exceed ten years. If not terminated earlier, the 1998 Stock Option Plan will terminate on May 1, 2008.


     On May 1, 1998 the company sold 50,000 stock options at $2 per option. For every option owned the owner is entitled to buy one share of common stock of the company for $2 per share. These options expire March 31, 2001.


7. LEASING ARRANGEMENTS:


     The Company entered into a lease at a new office and storage facility under a two-year lease. The lease begins July 15, 1998 and expires July 14, 2000. The monthly rent including sales tax on this lease is $4,359. The lease provides for CPI adjustments after year one. The following is a schedule of future rental payments as of June 30, 1998.


YEAR ENDED JUNE 30,
---------------------
  1999 ..............    $ 52,308
  2000 ..............      52,308
                         --------
                         $104,616
                         ========

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


INTEREST AND INCOME TAXES PAID


     Cash paid for interest and income taxes during the year ended June 30, 1998 were as follows:


      Interest .............    $ 3,050
                                -------
      Income taxes .........    $80,382
                                =======

                              AMAZON HERB COMPANY

                                 JUNE 30, 1998

9. FINANCIAL INSTRUMENTS:


CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivables. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic areas. As of June 30, 1998, the Company had no significant concentrations of credit risk.


10. EARNINGS PER SHARE:


                                                                FOR THE YEAR ENDED JUNE 30, 1998
                                                         ----------------------------------------------
                                                             INCOME           SHARES         PER-SHARE
                                                          (NUMERATOR)     (DENOMINATOR)       AMOUNT
                                                         -------------   ---------------   ------------
     Basic EPS:
     Income available to common stockholders .........      $ 95,323         2,733,200       $  .0349
                                                            --------         ---------       --------
     Diluted EPS:
     Income available to common stockholders and
       assumed conversions ...........................      $ 95,323         2,733,200       $  .0342
                                                            ========         =========       ========

                                  APPENDIX A

                              AMAZON HERB COMPANY
                            1002 JUPITER PARK LANE
                            JUPITER, FLORIDA 33458


SUBSCRIPTION AGREEMENT AND SIGNATURE PAGE
(ALL INVESTORS MUST SIGN THIS SUBSCRIPTION AGREEMENT)

================================================================================
SUBSCRIBER DATA: (Must be completed in full)
================================================================================
FULL NAME OF SUBSCRIBER: (Do not use initials)

________________________________________________________________________________
First Full Name (Do not use initials)    Middle Initial       Last Name

________________________________________________________________________________
RESIDENCE ADDRESS, INCLUDING ZIP CODE: (Do not use P.O. box)

TELEPHONE NUMBER:_______________________________________________________________

SOCIAL SECURITY:__________ OR TAX I.D. NUMBER: __________

================================================================================
SUBSCRIPTION: (Must be completed in full)
================================================================================

Enclosed is payment for _______ Shares X $5.50 PER SHARE = ______________




                             NUMBER                        NUMBER
                           OF SHARES     DISCOUNT        OF SHARES        DISCOUNT
                          -----------   ----------   -----------------   ---------
VOLUME DISCOUNT ________  2000-4999           3%     10,000-99999             8%
                          5000-9999           5%     100,000 or more         13%



TOTAL PURCHASE PRICE FOR SHARES: $_____________

Subscribers for 500 shares or more will receive a $100 gift certificate good towards the purchase of company products.

The undersigned subscriber hereby authorizes and directs the immediate deposit of his/her subscription amount into the State Street Bank and Trust Company, N.A., as Escrow Agent for Amazon Herb Company.


================================================================================
                            SIGNIFICANT DISCLOSURE
================================================================================
THIS SUBSCRIPTION IS MADE PURSUANT TO, AND IS SUBJECT TO, THE TERMS AND CONDITIONS OF THE QUALIFICATION APPROVED BY THE SECURITIES COMMISSIONS OF THE STATES IN WHICH THE COMMON STOCK IS BEING OFFERED.

SIGNATURE MUST BE IDENTICAL TO NAME OF REGISTERED OWNER


_____________________________    _______________________________________________
Printed Name of Subscriber       Printed Name of Subscriber (if more than one)

_____________________________    _______________________________________________
Signature of Subscriber          Date Signature of Subscriber     Date

================================================================================
                            ADDITIONAL INFORMATION
================================================================================
In order to facilitate processing of your subscription, please be sure you have completed each of the following:



--A check made payable to "State Street Bank and Trust Company, N.A., as Escrow
  Agent for Amazon Herb Company"
--Enter the number of shares of Common Stock being purchased and total cash contribution on this Subscription Agreement.
--Enter the state in which you are a legal resident in the "Residence Address"
  column above.
--Please mail check and this Subscription Agreement to:
  State Street Bank and Trust Company, N.A., 61 Broadway, New York, NY 10006.

================================================================================

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                      -----------------------------------
                               TABLE OF CONTENTS


                                                  PAGE
                                                 -----
Prospectus Summary ...........................
Risk Factors .................................
Use of Proceeds ..............................
Dividend Policy ..............................
Dilution .....................................
Capitalization ...............................
Selected Financial Data ......................
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .............................
Business of the Company ......................
Management ...................................
Principal Stockholders .......................
Description of Securities ....................
Shares Eligible for Future Sale ..............
Plan of Distribution .........................
Legal Matters ................................
Experts ......................................
Available Information ........................
Index to Financial Statements ................    F-1
Subscription Agreement (Appendix A) ..........    A-1

 UNTIL         , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                                    [LOGO]




                                 380,000 SHARES
                                OF COMMON STOCK





                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------


                                         , 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Articles of Incorporation and the Bylaws of the Registrant contain provisions providing for the indemnification by the Registrant of all past and present directors, officers, employees or agents of the Registrant. Such parties are indemnified from and against any and all liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person has become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such liability or expense shall have been imposed or incurred. However, no such director, officer or employee shall be entitled to claim such indemnity with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal. In addition, there shall be no indemnity in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in the Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.


     The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:


                                 ARTICLE NINE

                      LIABILITY OF DIRECTORS AND OFFICERS


     No director or officer of the Company shall have any personal liability to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article Nine shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the General Business Corporation Law of the State of Florida, or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article Nine shall apply to or have any effect on the elimination pursuant hereto of liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Nothing in this Article Nine shall limit any lawful right to indemnification existing independently of this Article.



                                  ARTICLE TEN

                                   INDEMNITY


     Every person now or in the future serving as a director, officer or employee of the corporation shall be indemnified and held harmless by the corporation from and against any and all loss, cost, liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person may become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such loss, cost, liability or expense shall have been imposed or incurred. As used in these Articles, the term "loss, cost, liability and expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, any such director, officer or employee; provided, however, that no such director, officer or employee shall be entitled to claim such indemnity: (1) with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal; or (2) in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in these Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement, to the effect that it was not probable that the matter as to which indemnification is being made would have resulted in a final adjudication as specified in clause (1) above, and that the loss, cost, liability or expense may properly be borne by the corporation. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     All expenses of this offering are estimated as follows:




   SEC Registration Fee .......................    $    721
   Chicago Stock Exchange Listing Fee .........      15,000
   Blue Sky fees and expenses .................      11,500
   Transfer Agent and Registrar fees ..........       3,000
   Printing and engraving expenses ............      60,000
   Legal fees and expenses ....................      75,000
   Accounting fees and expenses ...............      10,000
   Miscellaneous ..............................       4,779
                                                   --------
     Total ....................................    $180,000
                                                   ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     All references in this Item 26 to Common Stock reflect a 1-for-2.5 reverse split effective immediately prior to the consummation of the offering of the Common Stock pursuant to this Registration Statement.


     Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:




                                                 CONSIDERATION
SECURITIES SOLD        NAMES OF INVESTORS            PAID      EXEMPTION FROM REGISTRATION
---------------------- ------------------------ -------------- -----------------------------------
72,000 Shares of
  common stock ....... Robert Kaufman(1)           $  54,000   Section 4(2) of the Securities Act
8,000 Shares of
  common stock ....... Cheryl Davidson(2)          $  11,000   Section 4(2) of the Securities Act
71,200 Shares of
  common stock ....... Kaufman IRA(3)              $  53,400   Section 4(2) of the Securities Act
40,000 Shares of
  common stock ....... George & Gail Reams(4)      $  50,000   Section 4(2) of the Securities Act
18,400 Shares of
  common stock ....... 6 persons(5)                $  66,300   Section 4(2) of the Securities Act
42,800 Shares of
  common stock ....... 9 persons(7)                services    Section 4(2) of the Securities Act
Options to acquire
  50,000 Shares of
  common stock ....... 10 persons(8)               $ 100,000   Section 3(b) of the Securities Act
                                                                and Rule 504 of Regulation D
                                                                promulgated thereunder.


----------------

(1) Transaction dated November 13, 1995. Exempt pursuant to Section 4(2) of the Securities Act due to pre-existing relationship with purchaser who was already a shareholder. Purchase was negotiated directly with Company, thus a privately negotiated transaction with a single individual. Purchaser was the only offeree, and is an existing independent distributor ("Associate") of the Company.

(2) Transaction dated May 1, 1996. Exempt pursuant to Section 4(2) of the Securities Act due to being a privately negotiated transaction with a single individual. Purchaser was the only offeree, and is an existing independent distributor ("Associate")of the Company.

(3) Transaction dated January 25, 1996. Exempt pursuant to Section 4(2) of the Securities Act due to pre-existing relationship with purchaser who was already a shareholder. Purchase was negotiated directly with Company, thus a privately negotiated transaction. Purchaser was one of only two offerees, and is an existing independent distributor ("Associate") of the Company.

(4) Transaction dated January 25, 1996. Exempt pursuant to Section 4(2) of the Securities Act due to being negotiated directly with Company, thus a privately negotiated transaction with a single individual. Purchaser was one of only two offerees, and is an existing independent distributor ("Associate") of the Company.

(5) Transaction dated June 30, 1997. The six persons who acquired 18,400 shares of common stock are Jeff & Cindy McGovern (2,000), Warren Bridges (2,000), Alfred Peskoe (4,000), Jason Hawver (2,000), Diana Rajacic (2,000) and Jim and Nancy Chuda (6,400). Exempt pursuant to Section 4(2) of the Securities Act due to the private manner of the offering, the disclosure of all material information and the relationship of the individuals to the Company. Purchasers were existing independent distributors ("Associate") of the Company.

(6) Transaction dated June 30, 1997. The nine persons who acquired 42,800 shares of common stock are John Easterling (20,000), Martin Ccorisapra (20,000), Jill Greiner (400), Autumn Howard (400), Melissa Grant (400), Julie Saporito (400), Darby Rivette (400), Connie Lynch (400), Elaine O'Dell (400). Exempt pursuant to Section 4(2) of the Securities Act due to the private manner of the offering, the disclosure of all material information and the relationship of the individuals to the Company. Purchasers are employees of the Company.

(7) The ten persons who acquired options for 50,000 shares of common stock are Debra Campa (5,000) Nancy Harrelson (2,500), Alfred & Eleanor Peskoe (5,000), Lisa & Jeffrey Margulies (3,550), L. T. Easterling Trust (5,000), Eleanor Haspel-Portner (15,000), Sarah Mallory Trust (2,500), Success Strategies, Inc. (5,000), Jason Hawver (3,950), Elaine O'Dell (2,500).

ITEM 27. EXHIBITS



 EXHIBIT
 NUMBER                                         DESCRIPTION
--------   ------------------------------------------------------------------------------------
 1.1       Form of Escrow Agreement by and between Amazon Herb Company and Escrow Agent*
 3.0       Amended Articles of Incorporation of Amazon Herb Company*
 3.1       Bylaws of Amazon Herb Company*
 4.0       Specimen Stock Certificate*
 5.0       Opinion of Hackney & Miller P.A., as to legality*
10.0       Amazon Herb Company 1998 Stock Option Plan*
10.1       Purchase Agreement by and between Amazon Herb Company and Terradyne Naturale, Inc.*
10.2       Business Lease Agreement by and between Amazon Herb Company and Jupiter Industrial
           Associates*
10.3       Standard Associate Agreement
23         Consent of Bernard J. Donth, C.P.A., independent certified public accountants
24.1       Consent of Hackney & Miller P.A. (included in Exhibit 5.0)
27.0       Financial Data Schedule*


----------------

* Filed with original filing



ITEM 28. UNDERTAKINGS


     A. Undertaking pursuant to Rule 415.

     The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:


       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


     (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and


     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

     B. Undertaking in respect of indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jupiter, State of Florida, on the 28th day of October, 1998.



                                        AMAZON HERB COMPANY


                                        /s/ JOHN H. EASTERLING
                                            -----------------------------------
                                            John H. Easterling
                                            Chairman of the Board and President


                                        /s/ CONNIE LYNCH
                                            -----------------------------------
                                            Connie Lynch
                                            Chief Financial Officer
                                            (Principal Accounting Officer)


     We, the undersigned directors and officers of Amazon Herb Company ("the Company"), do hereby constitute and appoint John H. Easterling, our true and lawful attorney and agent to sign a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission, and to do any and all acts and things and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with such Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorney and agent, shall do or cause to be done by virtue of this power of attorney.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.




           SIGNATURE                          TITLE                      DATE
-------------------------------   -----------------------------   -----------------
/s/  JOHN H. EASTERLING           Chairman of the Board,          October 28, 1998
-------------------------------     President and Director
John H. Easterling

/s/  CONNIE LYNCH                 Secretary and Treasurer         October 28, 1998
-------------------------------
Connie Lynch

/s/  MICHAEL J. PERRY             Vice President and Director     October 28, 1998
-------------------------------
Michael J. Perry

/s/  TED NICHOLAS                 Director                        October 28, 1998
-------------------------------
Ted Nicholas

/s/  ROBERT BUTWIN                Director                        October 28, 1998
-------------------------------
Robert Butwin

/s/  ROBERT S. KAUFMAN            Director                        October 28, 1998
-------------------------------
Robert S. Kaufman

                               INDEX TO EXHIBITS




  EXHIBIT
  NUMBER     DESCRIPTION
----------   -----------
 10.3        Standard Associate Agreement
 23          Consent of Bernard J. Donth, C.P.A., independent certified public accountants